Exhibit 10(zz)

EXECUTION COPY

$6,750,000,000

SENIOR UNSECURED INTERIM LOAN AGREEMENT

Dated as of October 10, 2007

among

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY,

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

and

TCEH FINANCE, INC.

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent

CITIBANK, N.A.,

CREDIT SUISSE SECURITIES (USA) LLC,

JPMORGAN CHASE BANK, N.A.,

and LEHMAN COMMERCIAL PAPER INC.

as Co-Documentation Agents

GOLDMAN SACHS CREDIT PARTNERS L.P.,

MORGAN STANLEY SENIOR FUNDING, INC.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

J.P. MORGAN SECURITIES INC.

and LEHMAN BROTHERS INC.

as Joint Lead Arrangers and Bookrunners

i

SECTION 6. Conditions Precedent to Initial Borrowing		82

6.2.	Guarantee	83
6.3.	Legal Opinions	83
6.4.	Debt Repayments	83
6.5.	Equity Investments	83
6.6.	Closing Certificates	83
6.7.	Authorization of Proceedings of Each Loan Party	83
6.8.	Fees	83
6.9.	Representations and Warranties	84
6.10.	Acquisition Agreement	84
6.11.	Solvency Certificate	84
6.12.	Merger	84
6.13.	Pro Forma Financial Statements	84
6.14.	Patriot Act	84
6.15.	Notice of Borrowing	84

SECTION 7. [Reserved]		85

SECTION 8. Representations, Warranties and Agreements		85

8.1.	Corporate Status; Compliance with Laws	85
8.2.	Corporate Power and Authority	85
8.3.	No Violation	85
8.4.	Litigation	86
8.5.	Margin Regulations	86
8.6.	Governmental Approvals	86
8.7.	Investment Company Act	86
8.8.	True and Complete Disclosure	86
8.9.	Financial Condition; Financial Statements	87
8.10.	Tax Matters	87
8.11.	Compliance with ERISA	87
8.12.	Subsidiaries	88
8.13.	Intellectual Property	88
8.14.	Environmental Laws	88
8.15.	Properties	89
8.16.	Solvency	89

SECTION 9. Covenants		89

9.1.	Reports and Other Information	89
9.2.	Compliance Certificate	90
9.3.	Taxes	91
9.4.	Stay, Extension and Usury Laws	91
9.5.	Limitation on Restricted Payments	91
9.6.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	100

9.7.	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	102
9.8.	Asset Sales	108
9.9.	Transactions with Affiliates	111
9.10.	Liens	113
9.11.	Corporate Existence	114
9.12.	Offer to Repurchase upon Change of Control	114
9.13.	Limitation on Guarantees of Indebtedness by Restricted Subsidiaries	116
9.14.	Merger, Consolidation or Sale of All or Substantially All Assets	116
9.15.	Successor Corporation Substituted	119
9.16.	Limitations on Business Activities of TCEH Finance	119

SECTION 10. [Reserved]		119

SECTION 11. Events of Default		119

11.1.	Event of Default	119
11.2.	[Reserved]	121
11.3.	[Reserved]	121
11.4.	[Reserved]	122
11.5.	[Reserved]	122
11.6.	[Reserved]	122
11.7.	[Reserved]	122
11.8.	[Reserved]	122
11.9.	[Reserved]	122
11.10.	[Reserved]	122
11.11.	[Reserved]	122
11.12.	[Reserved]	122
11.13.	[Reserved]	122
11.14.	[Reserved]	122
11.15.	[Reserved]	122
11.16.	Remedies upon Event of Default, Waivers of Past Defaults	122
11.17.	Application of Proceeds	123

SECTION 12. The Agents		123

12.1.	Appointment	123
12.2.	Delegation of Duties	124
12.3.	Exculpatory Provisions	124
12.4.	Reliance by Agents	125
12.5.	Notice of Default	126
12.6.	Non-Reliance on Administrative Agent and Other Lenders	126
12.7.	Indemnification	127
12.8.	Agents in their Individual Capacity	128
12.9.	Successor Agents	128
12.10.	Withholding Tax	129
12.11.	Trust Indenture Act	129

12.12.	Guarantee	129

SECTION 13. Miscellaneous		130

13.1.	Amendments, Waivers and Releases	130
13.2.	Notices	132
13.3.	No Waiver; Cumulative Remedies	132
13.4.	Survival of Representations and Warranties	132
13.5.	Payment of Expenses; Indemnification	133
13.6.	Successors and Assigns; Participations and Assignments	134
13.7.	Replacements of Lenders under Certain Circumstances	139
13.8.	Adjustments; Set-off	139
13.9.	Counterparts	140
13.10.	Severability	140
13.11.	Integration	140
13.12.	GOVERNING LAW	141
13.13.	Submission to Jurisdiction; Waivers	141
13.14.	Acknowledgments	141
13.15.	WAIVERS OF JURY TRIAL	142
13.16.	Confidentiality	143
13.17.	Direct Website Communications	143
13.18.	USA PATRIOT Act	145
13.19.	Payments Set Aside	145
13.20.	Separateness	145

SCHEDULES

Schedule 1.1(a)	Commitments and Addresses of Lenders
Schedule 1.1(f)	Existing Credit Facilities
Schedule 1.1(g)	Non-Oncor Undertakings
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Title to Properties
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Senior Unsecured Guarantee
Exhibit C	Form of Senior Refinancing Indenture
Exhibit D	Form of Senior Refinancing Registration Rights Agreement
Exhibit E-1	Form of Exchange Notice for Senior Cash Pay Loans
Exhibit E-2	Form of Exchange Notice for Senior Toggle Loans
Exhibit F-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit F-2	Form of Legal Opinion of Vinson & Elkins LLP
Exhibit F-3	Form of Legal Opinion of Hunton & Williams LLP

Exhibit F-4	Form of Legal Opinion of Covington & Burling LLP
Exhibit G	Form of Loan Party Closing Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I-1	Form of Cash-Pay Promissory Note
Exhibit I-2	Form of Toggle Promissory Note
Exhibit J	Form of Non-U.S. Lender Certification

v

SENIOR UNSECURED INTERIM LOAN AGREEMENT, dated as of October 10, 2007, among ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY, a Texas corporation (“US Holdings”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (“TCEH”), TCEH FINANCE, INC., a Delaware Corporation (“TCEH Finance” and together with TCEH, the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1.1), GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC, J.P. MORGAN SECURITIES INC. and LEHMAN BROTHERS INC., as Joint Lead Arrangers and Bookrunners, and CITIBANK, N.A., CREDIT SUISSE SECURITIES (USA) LLC, JPMORGAN CHASE BANK, N.A. and LEHMAN COMMERCIAL PAPER INC., as Co-Documentation Agents.

RECITALS:

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of February 25, 2007, by and among TXU Corp., a Texas corporation (the “Parent”), Holdings and Merger Sub, Merger Sub will merge with and into the Borrower (the “Merger”), with the Borrower surviving the Merger as a wholly-owned Subsidiary of Holdings;

WHEREAS, to fund, in part, the Merger Funds, it is intended that the Sponsors and certain other investors (collectively, the “Initial Investors”) will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Holdings and/or a direct or indirect parent thereof in exchange for Stock (which cash will be contributed to Merger Sub) in an aggregate amount equal to, when combined with the fair market value of the Stock of management and existing shareholders of the Parent rolled over or invested in connection with the Transactions, at least 15% (the “Minimum Equity Amount”) of the total sources (including the Existing Notes, the Existing Parent Notes and the Existing Oncor Notes, but excluding any transition bonds) required to consummate the Merger (the “Merger Consideration”), to redeem, refinance or repay certain existing indebtedness or repurchase receivables of the Parent and its Subsidiaries, including the Repaid Indebtedness (the “Refinancing”), and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Merger Consideration and the Refinancing payment, the “Merger Funds”);

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Senior Interim Loans on the Closing Date, in an aggregate principal amount of $6,750,000,000, which shall initially consist of (a) $5,000,000,000 of Senior Interim Cash Pay Loans and (b) $1,750,000,000 of Senior Interim Toggle Loans;

WHEREAS, in order to fund, in part, the Merger Funds (a) TCEH will enter into a senior secured credit agreement, dated as of the Closing Date, by and among TCEH, US Holdings, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer and deposit letter of credit issuer, Goldman Sachs Credit Partners L.P., as posting agent, posting syndication agent and posting documentation agent, J. Aron & Company, as posting calculation agent, JPMorgan Chase Bank, N.A., as syndication agent and revolving letter of credit issuer, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners and Goldman Sachs Credit Partners L.P., as Posting Lead Arranger and Bookrunner (the “Senior Secured Credit Agreement”), pursuant to which TCEH (i) will borrow term loans in an aggregate principal amount of $16,450,000,000 on the Closing Date (the “Senior Secured Initial Term Loans”), (ii) may borrow term loans in an aggregate principal amount of up to $4,100,000,000 at any time and from time to time prior to the Delayed Draw Term Loan Commitment Termination Date (as defined in the Senior Secured Credit Agreement) (the “Senior Secured Delayed Draw Term Loans”), (iii) will borrow $1,250,000,000 in aggregate principal amount of deposit letter of credit loans on the Closing Date (the “Senior Secured Deposit L/C Loans”), (iv) may borrow revolving credit loans (the “Senior Secured Revolving Credit Loans”) in aggregate principal amount of up to $2,700,000,000 at any time and from time to time prior to the Revolving Credit Termination Date (as defined in the Senior Secured Credit Agreement); and (v) will borrow under a senior revolving credit facility, the principal amount of which is capped by the MTM Exposures (as defined in the Senior Secured Credit Agreement) (the “Posting Facility”); and (b) the Parent will enter into a senior unsecured interim loan agreement, dated as of the Closing Date, by and among the Parent, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, Citibank, N.A., Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A. and Lehman Commercial Paper Inc., as co-documentation agents, and Morgan Stanley Senior Funding, Inc., Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and Lehman Brothers Inc., as joint lead arrangers and bookrunners (the “Parent Senior Unsecured Interim Loan Agreement”), pursuant to which the Parent will borrow senior unsecured interim loans in an aggregate principal amount of $4,500,000,000, which shall initially consist of (a) $2,000,000,000 of senior interim cash pay loans (the “Parent Senior Interim Cash Pay Loans”) and (b) $2,500,000,000 of senior interim toggle loans (the “Parent Senior Interim Toggle Loans” and, together with the Parent Senior Interim Cash Pay Loans, the “Parent Senior Interim Loans”);

WHEREAS, the net proceeds of the Senior Interim Loans will be used by the Borrower for the Merger Funds and contributed by the Parent to TCEH and used by TCEH, together with (a) the net proceeds of the Senior Secured Initial Term Loans, less $400,000,000, (b) the net proceeds of up to $250,000,000 of Senior Secured Revolving Credit Loans, (c) the net proceeds of the Equity Contribution, (d) the net proceeds of the Parent Senior Interim Loans and (e) cash on hand at TCEH, on the Closing Date (or, in the case of the Refinancing, such later date as may be necessary to effect certain of the Refinancings in accordance with the tender offers therefor). Up to $400,000,000 of proceeds of the Senior Secured Initial Term Loans will be used by TCEH for general corporate purposes. The proceeds of the Posting Facility will be used by TCEH (a) to fund margin payments on over-the-counter natural gas fixed for floating swap transactions between TCEH and the Restricted Subsidiaries, on the one hand, and various counterparties, on the other, (b) to fund margin payments on NYMEX futures and swap positions maintained by TCEH and its Restricted Subsidiaries and (c) for other general corporate purposes of TCEH and the Restricted Subsidiaries (provided that such funds will be applied first to fund margin on Dealer Swaps (as defined in the Senior Secured Credit Agreement) to the extent such transactions are outstanding and any margin is due thereon and second for any such other purposes; and

WHEREAS, the Lenders are willing to make available to the Borrower the Senior Interim Loans upon the terms and subject to the conditions provided herein;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest published by the Wall Street Journal, from time to time, as the prime or base commercial lending rate. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate published in the Wall Street Journal or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on ABR.

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Additional Senior Cash Pay Notes” shall mean additional Senior Cash Pay Notes (other than Initial Senior Cash Pay Notes (as defined in the Senior Refinancing Indenture) and Exchange Notes (as defined in the Senior Refinancing Indenture) issued in exchange for such Initial Senior Cash Pay Notes) issued from time to time under the Senior Refinancing Indenture, as part of the same series as the Initial Senior Cash Pay Notes.

“Additional Senior Toggle Notes” shall mean additional Senior Toggle Notes (other than the Initial Senior Toggle Notes (as defined in the Senior Refinancing Indenture), any PIK Notes issued as a result of a PIK Payment on such Initial Senior Notes (as defined in the Senior Refinancing Indenture) and Exchange Notes (as defined in the Senior Refinancing Indenture) issued in exchange for such Initial Senior Toggle Notes and such PIK Notes) issued from time to time under the Senior Refinancing Indenture, as part of the same series as the Initial Senior Toggle Notes.

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent pursuant to Section 13.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as provided in Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent Parties” shall have the meaning provided in Section 13.17(d).

“Agents” shall mean the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, each Joint Lead Arranger and each Joint Bookrunner.

“Agreement” shall mean this Senior Unsecured Interim Loan Agreement.

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan, (a) 2.25% per annum with respect to Senior Cash Pay Loans and (b) 2.50% per annum with respect to Senior Toggle Loans. If the Loans are not paid within the six-month period following the Closing Date, the Applicable ABR Margin will increase by 0.50% per annum at the end of such six-month period and shall increase by an additional 0.25% per annum at the end of each three-month period thereafter until the Interim Loan Conversion Date. At the Interim Loan Conversion Date the Applicable ABR Margin will increase by 0.25% per annum and shall increase by an additional 0.25% per annum at the end of each three month period thereafter until the applicable Term Loan Maturity Date. Notwithstanding the foregoing, the Applicable ABR Margin shall be capped such that the applicable interest rate (exclusive of interest at the Default Rate) (i) in the case of Senior Cash Pay Loans, shall not exceed the Senior Cash Pay Fixed Rate and (ii) in the case of Senior Toggle Loans, excluding the effect of the PIK Margin, shall not exceed the Senior Toggle Fixed Rate.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Government Authority (including the PUCT and ERCOT), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject. Applicable Laws shall also include commitments, undertakings and stipulations (a) relating to Oncor and its Subsidiaries set forth in the Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership pursuant to Public Utility Regulatory Act 14.101 before the PUCT, to the extent such commitments, undertakings and stipulations are embodied in a final order issued by PUCT and (b) relating to the Loan Parties and their Affiliates other than Oncor and its Subsidiaries as set forth on Schedule 1.1(g) hereto.

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan, (a) 3.25% per annum with respect to Senior Cash Pay Loans and (b) 3.50% per annum with respect to Senior Toggle Loans. If the Loans are not paid within the six-month period following the Closing Date, the Applicable LIBOR Margin will increase by 0.50% per annum at the end of such six-month period and shall increase by an additional 0.25% per annum at the end of each three-month period thereafter until the Interim Loan Conversion Date. At the Interim Loan Conversion Date the Applicable LIBOR Margin will increase by 0.25% per annum and shall increase by an additional 0.25% per annum at the end of each three month period thereafter until the applicable Term Loan Maturity Date. Notwithstanding the foregoing, the Applicable LIBOR Margin shall be capped such that the applicable interest rate (exclusive of interest at the Default Rate) (i) in the case of Senior Cash Pay Loans, shall not exceed the Senior Cash Pay Fixed Rate and (ii) in the case of Senior Toggle Loans, excluding the effect of the PIK Margin, shall not exceed the Senior Toggle Fixed Rate.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of TCEH or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 9.7);

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment (including any such equipment that has been refurbished in contemplation of such disposition) in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of TCEH in a manner permitted pursuant to the provisions of Section 9.14 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 9.5;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than (x) prior to the Interim Loan Conversion Date, $50,000,000 and (y) thereafter, $75,000,000;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of TCEH to TCEH or by TCEH or a Restricted Subsidiary of TCEH to another Restricted Subsidiary of TCEH;

(f) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries;

(k) any financing transaction with respect to property built or acquired by TCEH or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(l) [Reserved];

(m) sales, transfers and other dispositions (i) of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) any Casualty Event provided the net proceeds therefrom are deemed to be Net Asset Sale Proceeds and are applied in accordance with Section 9.8(b) or TCEH or such Restricted Subsidiary delivers to the Administrative Agent a Restoration Certificate with respect to plans to invest (and reinvests within 450 days from the date of receipt of the Net Asset Sale Proceeds) and;

(r) the execution of (or amendment to), settlement of or unwinding of any Hedging Obligation in the ordinary course of business;

(s) any disposition of mineral rights (other than coal and lignite mineral rights); provided the net proceeds therefrom are deemed to be Net Asset Sale Proceeds and are applied in accordance with Section 9.8(b);

(t) any sale, transfer or other disposal of any real property that is (i) primarily used or intended to be used for mining which has either been reclaimed, or has not been used for mining in a manner which requires reclamation, and in either case has been determined by TCEH not to be necessary for use for mining, (ii) used as buffer land, but no longer serves such purpose or its use is restricted such that it will continue to be buffer land, or (iii) was acquired in connection with power generation facilities, but has been determined by TCEH to no longer be commercially suitable for such purpose;

(u) [Reserved];

(v) dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(w) [Reserved];

(x) any disposition of assets in connection with salvage activities, provided the net proceeds therefrom are deemed to be Net Asset Sale Proceeds and are applied in accordance with Section 9.8(b); and

(y) any sale, transfer or other disposition of any assets required by any Government Authority; provided the net proceeds therefrom are deemed to be Net Asset Sale Proceeds and applied in accordance with Section 9.8(b).

“Asset Sale Offer” shall have the meaning provided in Section 9.8(c).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit H, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of US Holdings, the Borrower or any other Loan Party designated as such in writing to the Administrative Agent by US Holdings, the Borrower or any other Loan Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Loan Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of US Holdings, the Borrower or any other Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of the Loans on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations existing on the Closing Date (i) that were not included on the balance sheet of TCEH as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment shall for all purposes not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” shall mean:

(1) Dollars;

(2) euros or any national currency of any participating member state of the EMU or such local currencies held by TCEH and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities, unless such securities are deposited to defease Indebtedness, of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those provided in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Interest” shall have the meaning provided in Section 2.8(a)(ii).

“Casualty Event” shall mean any taking under power of eminent domain or similar proceeding and any insured loss; provided that any such taking or similar proceeding or insured loss that results in Net Asset Sale Proceeds of less than (x) prior to the Interim Loan Conversion Date, $50,000,000 and (y) thereafter, $75,000,000 shall not be deemed a Casualty Event.

“Change in Law” shall mean (a) the adoption of any Applicable Laws after the date of this Agreement, (b) any change in any Applicable Laws or in the interpretation or application thereof by any Government Authority after the date of this Agreement or (c) compliance by any party with any guideline, request, directive or order issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of US Holdings or TCEH and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) TCEH becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of TCEH or any of its direct or indirect parent companies; or

(3) at any time, the Parent shall cease to own directly or indirectly beneficially and of record at least a majority of the total voting power of the voting stock of TCEH.

“Change of Control Offer” shall have the meaning provided in Section 9.12(a).

“Change of Control Prepayment” shall have the meaning provided in Section 9.12(a).

“Change of Control Prepayment Date” shall have the meaning provided in Section 9.12(a)(2).

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Senior Cash Pay Loans or Senior Toggle Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Senior Interim Cash Pay Loan Commitment or a Senior Interim Toggle Loan Commitment.

“Closing Date” shall mean the date of the initial Borrowings hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean Citibank, N.A., Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A. and Lehman Commercial Paper Inc.

“Collateral Posting Facility” shall mean any senior cash posting credit facility, the size of which is capped by the mark-to-market loss, inclusive of any unpaid settlement amounts, of TCEH and its Subsidiaries on a hypothetical portfolio of commodity swaps, forwards and futures transactions that correspond to or replicate all or a portion of actual transactions by TCEH and its Subsidiaries that are outstanding on, or entered into from time to time on or after, the Closing Date.

“Commitment Letter” shall mean the amended and restated commitment letter, dated July 20, 2007, as amended by that certain Letter Agreement dated October 10, 2007, among TCEH (as successor in interest to Merger Sub) and Citigroup Global Markets Inc., Credit Suisse Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc., Lehman Brothers Holdings Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Morgan Stanley Senior Funding, Inc.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Senior Interim Cash Pay Loan Commitment and/or Senior Interim Toggle Loan Commitment, as the context requires.

“Committed Lenders” shall mean Citibank, N.A., Credit Suisse Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Lehman Loan Funding, LLC and Morgan Stanley Senior Funding, Inc.

“Communications” shall have the meaning provided in Section 13.17.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, nuclear fuel costs, depletion of coal or lignite reserves, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances or any Collateral Posting Facility or similar facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (u) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of the Existing Notes or other Indebtedness in connection with the application of purchase accounting, (w) “additional interest” with respect to the Senior Refinancing Registration Rights Agreement and any comparable “additional interest” with respect to other securities, (x) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including Transaction fees and expenses to the extent incurred on or prior to December 31, 2008), severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by TCEH, shall be excluded;

(5) the Net Income for such period of any Person that (a) is not a Subsidiary, (b) is an Unrestricted Subsidiary or (c) is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of TCEH shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 9.5(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its

Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of TCEH will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to TCEH or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of all adjustments (including the effects of such adjustments pushed down to TCEH and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any net after-tax effect of income (loss) attributable to the early extinguishment of Indebtedness (other than Hedging Obligations) shall be excluded;

(9) any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of TCEH or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded;

(13) to the extent covered by insurance and actually reimbursed, or, so long as TCEH has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14) any net after-tax effect of unrealized income (loss) attributable to Hedging Obligations or other derivative instruments shall be excluded; and

(15) any benefit from any fair market value of any contract as recorded on the balance sheet at the time of the Transactions shall be excluded.

(16) Notwithstanding the foregoing, for the purpose of Section 9.5(a) hereof only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by TCEH and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from TCEH and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by TCEH or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 9.5(a) hereof.

“Consolidated Secured Debt Ratio” shall mean, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (y) the aggregate amount of EBITDA of TCEH for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions provided in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Secured Indebtedness” shall mean Consolidated Total Indebtedness secured by a Lien on any assets of TCEH or any of its Restricted Subsidiaries

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of TCEH and the Restricted Subsidiaries at such date.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to (1) the aggregate amount of all outstanding Indebtedness of TCEH and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, debt obligations evidenced by promissory notes and similar instruments, letters of credit (only to the extent of any unreimbursed drawings thereunder) and Obligations in respect of Capitalized Lease Obligations, plus (2) the aggregate amount of all outstanding Disqualified Stock of TCEH and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (3) the aggregate amount of all Unrestricted Cash and less (4) all Deposit L/C Loans and Incremental Deposit L/C Loans outstanding on such date of determination. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by TCEH.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Covered Commodity” shall mean any energy, electricity, generation capacity, power, heat rate, congestion, natural gas, nuclear fuel (including enrichment and conversion), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, weather, emissions and other environmental credits, waste by-products, renewable energy credit, or any other energy related commodity or service (including ancillary services and related risks (such as location basis).

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan, provided that the accrual of PIK Interest shall not constitute a Credit Event.

“Credit Facilities” shall mean, with respect to TCEH or any of its Restricted Subsidiaries, one or more debt facilities, including the facilities hereunder, the TCEH Senior Secured Facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 9.7 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by TCEH, TECH Finance, US Holdings or any other Guarantor, of any Refinancing Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 9.7(b) other than Section 9.7(b)(2) or 9.7(b)(13)) with respect to any refinancing of Indebtedness incurred under Section 9.7(b)(2).

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit L/C Loan” shall mean Deposit L/C Loans under, and as defined in, the TCEH Senior Secured Facilities.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by TCEH or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of TCEH, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of TCEH or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by TCEH or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of TCEH or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation provided in clause (3) of Section 9.5(a) hereof.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of October 15, 2016 or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of TCEH or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by TCEH or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of TCEH that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period, deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u), (v), (w), (x), (y) and (z) of the definition thereof, and, in each such case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by such Person and its Restricted Subsidiaries, by this Agreement (including a refinancing transaction or amendment or other modification of any debt instrument) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the TCEH Senior Secured Facilities, this Agreement and any Receivables Facility, (ii) any amendment or other modification of the Senior Interim Loans, (iii) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and (iv) any charges or non-recurring merger costs as a result of any such transaction, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to the Sponsors to the extent otherwise permitted under Section 9.9 hereof and deducted (and not added back) in calculating Consolidated Net Income; plus

(i) the amount of net cost savings projected by TCEH in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period and added to EBITDA until fully realized), net of the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and some portion of the benefit is expected to be realized within 12 months of taking such action, (y) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (e) above with respect to such period and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $150,000,000 for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sales of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in calculating Consolidated Net Income; plus

(k) any costs or expense incurred by TCEH or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of TCEH or net cash proceeds of an issuance of Equity Interests (other than Disqualified Stock) of TCEH (or any direct or indirect parent thereof) solely to the extent that such net cash proceeds are excluded from the calculation provided in clause (3) of Section 9.5(a) hereof; plus

(l) Expenses Relating to a Unit Outage; provided that the only Expenses Relating to a Unit Outage that may be included in EBITDA shall be, without duplication (i) up to $250,000,000 per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months after any planned or unplanned outage of any Unit by reason of any action by any regulatory body or other Government Authority or to comply with any applicable law and (ii) up to $100,000,000 per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months after any planned outage of any Unit for purposes of expanding or upgrading such Unit; plus

(m) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of EBITDA pursuant to paragraph (2) below for any previous period and not added; and

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, (b) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of EBITDA pursuant to paragraph (1) above for any previous period and not deducted, and (c) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in a non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by the Parent, US Holdings, TCEH or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Energy Future Holding Company” shall mean Energy Future Intermediate Holding Company LLC, a Delaware limited liability company.

“Engagement Letter” shall mean the amended and restated Engagement Letter, dated as of July 20, 2007, as amended by that certain Letter Agreement dated October 10, 2007, among the TCEH (as successor in interest to Merger Sub), Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.

“Environmental CapEx Debt” shall mean Indebtedness of TCEH or any of its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by TCEH or its Restricted Subsidiaries to comply with, or in anticipation of having to comply with, Environmental Law or otherwise undertaken voluntarily by TCEH or any of its Restricted Subsidiaries in connection with environmental matters.

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Government Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including, ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, ambient air, indoor air, surface water, groundwater, land surface and sub-surface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Contribution” shall have the meaning provided in the recitals to this Agreement.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of TCEH or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to TCEH’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of TCEH; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERCOT” shall mean the Electric Reliability Council of Texas.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with TCEH or any Subsidiary of TCEH would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“euro” shall mean the single currency of participating member states of the EMU.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Proceeds” shall have the meaning provided in Section 9.8(c) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” shall have the meaning provided in Section 2.14(b)(i).

“Exchange Notice” shall have the meaning provided in Section 2.14(b)(ii).

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by TCEH after the Closing Date from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of TCEH or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of TCEH) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of TCEH,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of TCEH on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation provided in clause (3) of Section 9.5(a) hereof.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Government Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Loan Document), (c) any U.S. federal withholding tax that is imposed on amounts payable to any Lender under the law in effect at the time such

Lender becomes a party to this Agreement; provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment or (y) any Tax is imposed on a Lender in connection with an interest in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) or that such Lender acquired pursuant to Section 13.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) and (d) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) and (e) (in the case of any Non-U.S. Lender) or Section 5.4(h) (in the case of a U.S. Lender).

“Existing Notes” shall mean

•	US Holdings’ Floating Rate Junior Subordinated Debentures, Series D due 2037;

•	US Holdings’ 8.175% Fixed Junior Subordinated Debentures, Series E due 2037;

•	TCEH’s 6.125% Senior Notes due 2008;

•	TCEH’s 7.000% Senior Notes due 2013;

•	US Holdings’ 7.460% Fixed Secured Bonds with amortizing payments to 2015;

•	US Holdings’ 7.480% Fixed Secured Bonds;

•	US Holdings’ 9.580% Fixed Notes due in semi-annual installments to 2019;

•	US Holdings’ 8.254% Fixed Notes due in quarterly installments to 2021;

Pollution Control Revenue Bonds—Brazos River Authority:

•	5.400% Fixed Series 1994A due May 1, 2029;

•	7.700% Fixed Series 1999A due April 1, 2033;

•	6.750% Fixed Series 1999B due September 1, 2034;

•	7.700% Fixed Series 1999C due March 1, 2032;

•	Floating Rate Series 2001A due October 1, 2030;

•	5.750% Fixed Series 2001C due May 1, 2036;

•	Floating Rate Series 2001D due May 1, 2033;

•	Floating Rate Taxable Series 2001I due December 1, 2036;

•	Floating Rate Series 2002A due May 1, 2037;

•	6.750% Fixed· Series 2003A due April 1, 2038;

•	6.300% Fixed Series 2003B due July 1, 2032;

•	6.750% Fixed Series 2003C due October 1, 2038;

•	5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014;

•	5.000% Fixed Series 2006 due March 1, 2041;

Pollution Control Revenue Bonds—Sabine River Authority of Texas:

•	6.450% Fixed Series 2000A due June 1, 2021;

•	5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011;

•	5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011;

•	5.200% Fixed Series 2001C due May 1, 2028;

•	5.800% Fixed Series 2003A due July 1, 2022;

•	6.150% Fixed Series 2003B due August 1, 2022

Pollution Control Revenue Bonds—Trinity River Authority of Texas:

•	6.250% Fixed Series 2000A due May 1, 2028;

in each case to the extent outstanding on the Closing Date.

“Existing Notes Indentures” shall mean each of the indentures or other documents containing the terms of the Existing Notes.

“Existing Parent Notes” means

•	Parent’s 5.550% Fixed Senior Notes Series P due 2014;

•	Parent’s 6.500% Fixed Senior Notes Series Q due 2024;

•	Parent’s 6.550% Fixed Senior Notes Series R due 2034;

•	Parent’s Floating Convertible Senior Notes due 2033;

•	Parent’s 6.375% Series C Senior Notes due 2008;

•	Parent’s 4.800% Series O Senior Notes due 2009;

in each case to the extent outstanding on the Closing Date.

“Existing US Holdings Notes” shall mean:

•	US Holdings’ Floating Rate Junior Subordinated Debentures, Series D due 2037;

•	US Holdings’ 8.175% Fixed Junior Subordinated Debentures, Series E due 2037;

•	US Holdings’ 7.460% Fixed Secured Bonds with amortizing payments to 2015;

•	US Holdings’ 7.480% Fixed Secured Bonds;

•	US Holdings’ 9.580% Fixed Notes due in semi-annual installments to 2019;

•	US Holdings’ 8.254% Fixed Notes due in quarterly installments to 2021;

in each case to the extent outstanding on the Closing Date.

“Expenses Relating to a Unit Outage” shall mean any expenses or other charges as a result of any outage or shut-down of any Unit, including any expenses or charges relating to (a) restarting any such Unit so that it may be placed back in service after such outage or shut-down, (b) purchases of power, natural gas or heat rate to meet commitments to sell, or offset a short position in, power, natural gas or heat rate that would otherwise have been met or offset from production generated by such Unit during the period of such outage or shut-down, net of the expenses not in fact incurred (including fuel and other operating expenses) that would have been incurred absent such outage or shut down and (c) starting up, operating, maintaining and shutting down any other Unit that would not otherwise have been operating absent such outage or shut-down, including the fuel and other operating expenses to the extent in excess of the expenses not in fact incurred (including fuel and other operating costs) that would have been incurred absent such outage or shut down, incurred to start-up, operate, maintain and shut-down such Unit and that are required during the period of time that the shut-down or outaged Unit is out of service in order to meet the commitments of such shut-down or outaged Unit to sell, or offset a short position in, power, natural gas or heat rate.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the amended and restated fee letter, dated July 20, 2007, and as amended pursuant to that certain Letter Agreement dated October 10, 2007, among TCEH (as successor in interest to Merger Sub) and Citigroup Global Markets Inc., Credit Suisse Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Holdings Inc., Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that TCEH or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by TCEH or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into TCEH or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of TCEH. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of TCEH to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as provided in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as TCEH may designate.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by TCEH or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States which are in effect on the Closing Date.

“Government Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation ERCOT.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“guarantee” shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean (a) the Guarantee made by each Guarantor in favor of the Administrative Agent for the benefit of the Guaranteed Parties, substantially in the form of Exhibit B, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent.

“Guaranteed Parties” shall mean the Administrative Agent, any other Agent and each Lender, in each case, with respect to the Obligations or any Guarantee, and each sub-agent appointed by the Administrative Agent pursuant to Section 12 with respect to matters relating to the Obligations.

“Guarantor” shall mean US Holdings and each other Restricted Subsidiary that provides a Guarantee hereunder pursuant to Section 9.13 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” shall mean with respect to any Person, the obligations of such Person under (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, commodity transportation agreements, fuel storage agreements, netting agreements (including Netting Agreements), capacity agreements and commercial or trading agreements, each with respect to the purchase, sale, exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any Covered Commodity price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Historical Financial Statements” shall mean, as of the Closing Date, (a) the audited consolidated balance sheets of TCEH as of December 31, 2004, December 31, 2005 and December 31, 2006 and the audited consolidated statements of income, stockholders’ equity and cash flows of TCEH for each of the fiscal years in the three year period ending on December 31, 2006 and (b) the unaudited consolidated balance sheets of TCEH for each subsequent fiscal quarter ended at least 45 days before the Closing Date and the unaudited consolidated statements of income, stockholders’ equity and cash flows of TCEH for each such fiscal quarter.

“Holdings” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership and its successors.

“Incremental Deposit L/C Loans” shall mean Incremental Deposit L/C Loans under the TCEH Senior Secured Facilities.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of Indebtedness of such first Person for purposes of this clause (3) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such first Person in good faith;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities or (c) amounts payable by TCEH and any Restricted Subsidiary in connection with retail clawback or other regulatory transition issues.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of TCEH, qualified to perform the task for which it has been engaged.

“Initial Investors” shall have the meaning provided in the recitals to this Agreement.

“Intercompany Loan” means a senior, unsubordinated loan by TCEH or any of its Restricted Subsidiaries to the Parent, with an interest rate commensurate with an arm’s length relationship, guaranteed by any Subsidiary of the Parent that has guaranteed any Indebtedness of the Parent and (if outstanding at the time any such proceeds are received) requiring repayment with up to $1,250,000,000 of proceeds received by the Parent or any of its Subsidiaries (other than the Oncor Subsidiaries) from the sale of Equity Interests in, Indebtedness of, or all or substantially all of the assets (in one transaction or a series of related transactions) the Oncor Subsidiaries or any direct or indirect parent of the Oncor Subsidiaries.

“Interest Election Notice” shall have the meaning provided in Section 2.8(c).

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Loan Conversion Date” shall mean October 10, 2008 or, if such date is not a Business Day, the next succeeding Business Day.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among TCEH (or any of its direct or indirect parent companies) and its (or their) Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of TCEH in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 9.5 hereof:

(1) “Investments” shall include the portion (proportionate to TCEH’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of TCEH at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, TCEH shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) TCEH’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to TCEH’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by TCEH.

“Joint Lead Arrangers and Bookrunners” shall mean Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“Lender” and “Lenders” shall have the meanings provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing that it is required to make hereunder or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), or (c) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum as may be agreed by the Borrower and the Administrative Agent to be a rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Laws, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” shall mean any Senior Interim Loan or Senior Term Loan made by any Lender hereunder and any Loan made as a result of the accrual of PIK Interest.

“Loan Documents” shall mean this Agreement, the Guarantee and any promissory notes issued by the Borrower hereunder.

“Loan Parties” shall mean TCEH, TCEH Finance, US Holdings and each other Guarantor.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Obligations”.

“Material Adverse Effect” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of TCEH and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of TCEH (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of TCEH and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) during such Test Period were equal to or greater than 2.5% of the consolidated revenues of TCEH and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of TCEH and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of TCEH and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then TCEH shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists. It is agreed and understood that no Receivables Subsidiary shall be a Material Subsidiary.

“Maturity Date” shall mean (a) if the Loans have not been converted to Senior Term Loans, October 10, 2008 or, if such date is not a Business Day, the next succeeding Business Day, or (b) if the Loans have been converted to Senior Term Loans, (i) October 10, 2015 in respect of Senior Cash Pay Loans (the “Cash Pay Loan Maturity Date”), (ii) October 10, 2016 in respect of Senior Toggle Loans (the “Toggle Loan Maturity Date”) or, if either date referred to in this clause (b) is not a Business Day, the next succeeding Business Day (collectively, the Cash Pay Loan Maturity Date and the Toggle Loan Maturity Date, the “Term Loan Maturity Date”).

“Merger” shall have the meaning provided in the recitals to this Agreement.

“Merger Funds” shall have the meaning provided in the recitals to this Agreement.

“Merger Sub” shall mean Texas Energy Future Merger Sub Corp., a Texas corporation.

“Minimum Equity Amount” shall have the meaning provided in the recitals to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of TCEH, any Subsidiary of TCEH or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which TCEH, any Subsidiary of TCEH or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Necessary CapEx Debt” means Indebtedness of TCEH or any of its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.

“Necessary Capital Expenditures” means capital expenditures by TCEH and its Restricted Subsidiaries that are required by applicable law (other than Environmental Law) or otherwise undertaken voluntarily for health and safety reasons (other than as required by Environmental Law). The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Asset Sale Proceeds” shall mean the aggregate cash proceeds received by TCEH or any of its Restricted Subsidiaries in respect of any Asset Sale (including a Casualty Event), including any cash received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale (including a Casualty Event), net of the direct costs relating to such Asset Sale (including a Casualty Event) and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 9.8(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by TCEH or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by TCEH or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Cash Proceeds” shall mean, with respect to any Debt Incurrence Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of TCEH or any of the Restricted Subsidiaries in respect of such Debt Incurrence Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by TCEH or any of the Restricted Subsidiaries in connection with such Debt Incurrence Prepayment Event, and

(ii) reasonable and customary fees paid by TCEH or a Restricted Subsidiary in connection with the foregoing,

in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Netting Agreement” shall mean a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer’s Certificate” shall mean a certificate signed on behalf of TCEH by an Authorized Officer of TCEH, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of TCEH that meets the requirements provided in this Agreement.

“Oncor” shall mean Oncor Electric Delivery Company LLC, a Delaware limited liability company.

“Oncor Electric Delivery Facility” shall mean the revolving credit agreement to be entered into as of the Closing Date by and among Oncor, as borrower, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Oncor Holdings” shall mean Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company.

“Oncor Subsidiaries” shall mean the Subsidiaries of Energy Future Holding Company, including Oncor Holdings and its Subsidiaries.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Optional Interest Repayment” shall have the meaning provided in Section 5.1(b).

“Optional Interest Repayment Amount” shall have the meaning provided in Section 5.1(b).

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Government Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Loan Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” shall have the meaning provided in the recitals to this Agreement.

“Parent PIK Notes” shall have the meaning assigned to the term “PIK Notes” in the senior refinancing indenture in respect of the Parent Senior Notes.

“Parent Senior Cash Pay Notes” shall mean senior notes due 2017, to be issued by the Parent in connection with the refinancing of the Parent Senior Interim Cash Pay Loans or the exchange of the Parent’s senior cash pay term loans under the senior refinancing indenture referred to in the Parent Senior Unsecured Interim Loan Agreement, in an aggregate principal amount of up to $2,000,000,000 (less the amount of any Parent Senior Interim Cash Pay Loans and senior cash pay term loans of the Parent under the Parent Senior Unsecured Interim Loan Agreement that remain outstanding after the issuance of the Parent Senior Cash Pay Notes), together with interest, fees and all other amounts payable in connection therewith.

“Parent Senior Interim Cash Pay Loans” shall have the meaning provided in the recitals to this Agreement.

“Parent Senior Interim Facilities” means the Parent Senior Unsecured Interim Loan Agreement, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Parent Senior Interim Loans” shall mean the Parent Senior Interim Loans defined in the recitals to this Agreement.

“Parent Senior Interim Toggle Loans” shall have the meaning provided in the recitals to this Agreement.

“Parent Senior Notes” shall mean the Parent Senior Cash Pay Notes and the Parent Senior Toggle Notes.

“Parent Senior Toggle Notes” shall mean senior toggle notes due 2017, to be issued by the Parent in connection with the refinancing of the Parent Senior Interim Toggle Loans or the exchange of the Parent’s senior toggle term loans under the senior refinancing indenture referred to in the Parent Senior Unsecured Interim Loan Agreement, in an aggregate principal amount of up to $2,500,000,000 (less the amount of any Parent Senior Interim Toggle Loans and Parent Senior Toggle Term Loans that remain outstanding after the issuance of the Parent Senior Toggle Notes), together with interest (including any PIK Interest), fees and all other amounts payable in connection therewith.

“Parent Senior Unsecured Interim Loan Agreement” shall have the meaning provided in the recitals to this Agreement.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between TCEH or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 9.8 hereof.

“Permitted Holders” shall mean each of the Sponsors, members of management (including directors) of the Parent or its Subsidiaries who on the Closing Date are (or will be at any time prior to the first anniversary of the Closing Date) holders of Equity Interests of TCEH (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of TCEH or any of its direct or indirect parent companies.

“Permitted Investments” shall mean:

(1) any Investment in TCEH or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by TCEH or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, TCEH or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 9.8 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date;

(6) any Investment acquired by TCEH or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by TCEH or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by TCEH or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of Section 9.7(b);

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed (x) prior to the Interim Loan Conversion Date, $750,000,000 and (y) thereafter, 3.5% of Total Assets at the time of such Investment (in each case, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of TCEH or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 9.5(a);

(10) guarantees of Indebtedness of TCEH or any of its Restricted Subsidiaries permitted under Section 9.7;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9(b) (except transactions described in clauses (2), (5) and (9) of Section 9.9(b));

(12) Investments consisting of purchases and acquisitions of inventory, fuel (including all forms of nuclear fuel), supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed (x) prior to the Interim Loan Conversion date, $750,000,000 and (y) thereafter, 3.5% of Total Assets at the time of such Investment (in each case, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of TCEH, is necessary or advisable to effect any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25,000,000 outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of TCEH or any direct or indirect parent company thereof;

(17) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) any loans, letters of credit issued on behalf of the Parent or any of its Restricted Subsidiaries under the Parent Senior Interim Facilities and any refinancings thereof for working capital purposes, in each case made in the ordinary course of business and consistent with past practices;

(19) any Investment in Shell Wind in an aggregate amount not to exceed (x) prior to the Interim Loan Conversion Date, $250,000,000 and (y) thereafter, $1,500,000,000; and

(20) one or more letters of credit in an aggregate amount not to exceed $170,000,000 posted by a Restricted Subsidiary in favor of an Oncor Subsidiary to secure that Restricted Subsidiary’s contractual obligations to that Subsidiary.

“Permitted Liens” shall mean, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Permitted Investments;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey or title exceptions or irregularities, minor encumbrances, easements or reservations of, or rights of others for, licenses, permits, conditions, covenants, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (13) of Section 9.7(b) hereof; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4) or (12) of Section 9.7(b) hereof, and (b) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (4) of Section 9.7(b) hereof extend only to the assets so financed, purchased, constructed or improved;

(7) Liens existing on the Closing Date (other than Liens in favor of the lenders under the TCEH Senior Secured Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by TCEH or any of its Restricted Subsidiaries;

(9) Liens on property at the time TCEH or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into TCEH or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by TCEH or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to TCEH or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.7 hereof;

(11) Liens securing Hedging Obligations, of TCEH or its Restricted Subsidiaries incurred under clause (10) of Section 9.7(b) hereof, provided that such agreements were entered into in the ordinary course of business and not for speculative purposes (as determined by TCEH in its reasonable discretion (acting in good faith) and, in the case of any commodity Hedging Obligations or any Hedging Obligation of the type described in clause (c) of the definition of “Hedging Obligation,” entered into in order to hedge against or manage fluctuations in the price or availability of any Covered Commodity);

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of TCEH or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by TCEH and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of TCEH or any Restricted Subsidiary that is a Guarantor;

(16) [Reserved];

(17) Liens on accounts receivable, other Receivables Facility assets, or accounts into which collections or proceeds of Receivables Facility assets are deposited, in each case in connection with a Receivables Facility for the benefit of TCEH or its Restricted Subsidiaries;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), and (9) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100,000,000 at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (f) of Section 11.1 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.7 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(25) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by TCEH or any of its Subsidiaries are located;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of TCEH or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of TCEH and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of TCEH or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by TCEH or any Restricted Subsidiary in the ordinary course of business;

(28) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of TCEH or any of its Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(29) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of TCEH or any of its Restricted Subsidiaries, provided that such agreements are entered into in the ordinary course of business (including in respect of construction and restoration activities);

(30) any restrictions on any stock or stock equivalents or other joint venture interests of TCEH or any of its Restricted Subsidiaries providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such stock or stock equivalents or interest of such Person, if a security interest or other Lien is created on such stock or stock equivalents or interest as a result thereof and other similar Liens;

(31) [Reserved];

(32) Liens and other exceptions to title, in either case on or in respect of any facilities of TCEH or any of its Restricted Subsidiaries, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business of TCEH or any of its Restricted Subsidiaries, taken as a whole;

(33) Liens on cash and Cash Equivalents (i) deposited by TCEH or any of its Restricted Subsidiaries in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by TCEH or any of its Restricted Subsidiaries with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal and lignite, (4) petroleum-based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts, (9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit, or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1)—(14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1)—(14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any netting agreement or any agreement described in this clause (33); (E) any agreement combining part or all of a netting agreement or part or all of any of the agreements described in this clause (33); (E) any document relating to any agreement described in this clause (33) that is filed with a Government Authority and any related service agreements; or (F) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements described in clauses (A) through (F) of this clause (33) being collectively, “Permitted Contracts”), Netting Agreements, Hedging Obligations and letters of credit supporting Permitted Contracts, Netting Agreements and Hedging Obligations;

(34) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(35) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of TCEH and its Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(36) any zoning, land use, environmental or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of TCEH or any of its Restricted Subsidiaries, taken as a whole;

(37) any Lien arising by reason of deposits with or giving of any form of security to any Government Authority for any purpose at any time as required by Applicable Laws as a condition to the transaction of any business or the exercise of any privilege or license, or to enable TCEH or any of its Restricted Subsidiaries to maintain self-insurance or participate in any fund for liability on any insurance risks;

(38) Liens, restrictions, regulations, easements, exceptions or reservations of any Government Authority applying particularly to nuclear fuel;

(39) rights reserved to or vested in any Government Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of applicable law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(40) Liens arising under any obligations or duties affecting any of the property of TCEH or any of its Restricted Subsidiaries to any Government Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(41) rights reserved to or vested in any Government Authority to use, control or regulate any property of such person;

(42) any obligations or duties, affecting the property of TCEH or any of its Restricted Subsidiaries, to any Government Authority with respect to any franchise, grant, license or permit;

(43) a set-off or netting rights granted by TCEH or any Subsidiary of TCEH pursuant to any agreements related to Hedging Obligations, Netting Agreements or Permitted Contracts solely in respect of amounts owing under such agreements;

(44) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment described under “Permitted Investments” to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction excluded from the definition described under “Asset Sale,” in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(45) rights of first refusal and purchase options in favor of Aluminum Company of America (“Alcoa”) to purchase Sandow Unit 4 and/or the real property related thereto, as described in (i) the Sandow Unit 4 Agreement dated August 13, 1976, as amended, between Alcoa and Texas Power & Light Company (“TPL”) and (ii) Deeds dated March 14, 1978 and July 21, 1980, as amended, executed by Alcoa conveying to TPL the Sandow Four Real Estate; and

(46) any amounts held by a trustee in the funds and accounts under any indenture securing any revenue bonds issued for the benefit of TCEH or any of its Restricted Subsidiaries.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” shall have the meaning provided in Section 2.8(a)(ii).

“PIK Interest Amount” shall mean (i) the aggregate principal amount of all increases in outstanding principal amount of Senior Toggle Notes and issuances of PIK Notes (as defined in the Senior Refinancing Indenture) in connection with an election by the Borrower to pay interest on the Senior Toggle Notes in kind and (ii) the aggregate principal amount of all increases in outstanding principal amount of Senior Toggle Loans in connection with an election by the Borrower to pay interest on the Senior Toggle Loans in kind.

“PIK Interest Termination Date” shall have the meaning provided in Section 2.8(a)(ii).

“PIK Margin” shall mean 0.75% per annum.

“PIK Notes” shall mean additional Senior Toggle Notes issued under the Senior Refinancing Indenture on the same terms and conditions as the Senior Toggle Notes in connection with a PIK Payment. For purposes of this Agreement, all references to “PIK Notes” shall include the Related PIK Notes.

“PIK Payment” shall mean an interest payment with respect to the Senior Toggle Notes made by increasing the outstanding principal amount of the Senior Toggle Notes or issuing PIK Notes.

“Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by TCEH, any Subsidiary or ERISA Affiliate or with respect to which TCEH or any Subsidiary could incur liability pursuant to Title IV of ERISA.

“Platform” shall have the meaning provided in Section 13.17(c).

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“prime rate” shall mean the “prime rate” referred to in the definition of “ABR”.

“Pro Forma Balance Sheet” shall have the meaning provided in Section 8.9.

“Pro Forma Financial Statements” shall have the meaning provided in Section 8.9.

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Purchase Money Obligations” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction, repair, restoration, replacement, expansion or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise, incurred in respect of capital expenditures (including Environmental CapEx Debt and Necessary CapEx Debt).

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by TCEH in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable security or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by TCEH which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Loan Party but excluding all operating fixtures and equipment.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to TCEH or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which TCEH or any of its Restricted Subsidiaries purports to sell its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such Person.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Refinancing Indebtedness” shall have the meaning provided in Section 9.7(b)(13).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by TCEH or a Restricted Subsidiary in exchange for assets transferred by TCEH or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Related PIK Notes” shall mean, with respect to a Senior Toggle, (i) each PIK Note issued in connection with a PIK Payment on such Senior Toggle Note and (ii) each additional PIK Note issued in connection with a PIK Payment on a Related PIK Note with respect to such Senior Toggle Note.

“Repaid Indebtedness” shall mean:

•	the portion of the Parent’s 4.800% Fixed Senior Notes Series O due 2009 tendered;

•	the portion of TCEH’s 6.125% Fixed Senior Notes due 2008 tendered;

•	the portion of TCEH’s 7.000% Fixed Senior Notes due 2013 tendered;

•	TCEH’s Floating Rate Senior Notes due 2008;

•	Oncor’s Floating Senior Notes due 2008; and

•	the credit facilities listed on Schedule 1.1(f).

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Debt” shall mean, with respect to any action, on any date, the outstanding principal amount at such date of (1) the Senior Term Loans (excluding the Loans of Defaulting Lenders), (2) the Senior Notes (including any Additional Senior Notes (as defined in the Senior Refinancing Indenture)) and (3) any other senior unsecured securities issued by the Borrower to refinance or replace any of the items described in clauses (1) and (2) of this definition (including any additional securities of the same series), other than, in each case any such debt beneficially owned by the Borrower or its Affiliates, voting as a single class, except to the extent prohibited by law; provided that (a) Required Debt shall only include debt described in clauses (2) and (3) of this definition to the extent such debt would require the consent of the holders of the debt described in this definition voting as a single class to take such action, except to the extent described in clauses (b) and (c) below, (b) if any amendment, waiver or other action would disproportionately affect the holders of the Senior Term Loans, Required Debt shall mean the Senior Term Loans voting as a single class and the debt described in clauses (1) through (3) voting as a single class, and (c) if any amendment, waiver or other action would only affect the Senior Term Loans, Required Debt shall mean the Senior Term Loans voting as a single class without the debt described in clauses (2) and (3).

“Required Lenders” shall mean (a) on any date on or prior to the Interim Loan Conversion Date, Non-Defaulting Lenders having or holding a majority of the Senior Interim Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date, and (b) on any date after the Interim Loan Conversion Date, holdiers (other than Defaulting Lenders) of a majority in aggregate principal amount of the Required Debt.

“Restoration Certificate” shall mean, with respect to any Casualty Event, an Officer’s Certificate provided to the Administrative Agent prior to the 365th day after such Casualty Event has occurred certifying (a) that TCEH or such Restricted Subsidiary intends to use the proceeds received in connection with such Casualty Event to repair, restore or replace the property or assets in respect of which such Casualty Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) 450 days after the date on which cash proceeds with respect to such Casualty Event were received and (y) 180 days after delivery of such Restoration Certificate.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of TCEH (including TCEH Finance and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by TCEH or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by TCEH or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” shall mean the Securities and Exchange Commission.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a)(i) or (ii).

“Secured Indebtedness” shall mean any Indebtedness of TCEH or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Senior Cash Pay Fixed Rate” shall mean 10.25% per annum.

“Senior Cash Pay Loans” shall mean Senior Interim Cash Pay Loans and/or Senior Cash Pay Term Loans, as the context requires.

“Senior Cash Pay Notes” shall mean senior notes due 2015, to be issued in connection with the refinancing of the Senior Interim Cash Pay Loans or the exchange of the Senior Cash Pay Term Loans under the Senior Refinancing Indenture, in an aggregate principal amount of up to $5,000,000,000 (less the amount of any Senior Interim Cash Pay Loans and Senior Cash Pay Term Loans that remain outstanding after the issuance of the Senior Cash Pay Notes), together with interest, fees and all other amounts payable in connection therewith.

“Senior Cash Pay Term Loans” shall have the meaning provided in Section 2.14(a)(i).

“Senior Indebtedness” shall mean:

(1) all Indebtedness of TCEH, TCEH Finance or any Guarantor (other than US Holdings) outstanding under this Agreement and each related Guarantee thereof, the TCEH Senior Secured Facilities and each related guarantee, the Senior Notes and related guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of TCEH, TCEH Finance or any such Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of TCEH, TCEH Finance or any such Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) of TCEH or any Guarantor (other than the Parent Guarantor) owing to a Lender (as defined in the TCEH Senior Secured Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of this Agreement;

(3) any other Indebtedness of TCEH or any Guarantor (other than US Holdings) permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Indebtedness outstanding under the Loans or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to TCEH or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Interim Cash Pay Loan” shall have the meaning provided in Section 2.1(a)(i).

“Senior Interim Cash Pay Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Senior Interim Cash Pay Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Senior Interim Cash Pay Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Senior Interim Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Senior Interim Cash Pay Loan Commitments as of the Closing Date is $5,000,000,000.

“Senior Interim Cash Pay Loans Requested Amount” shall have the meaning provided in Section 2.3(a).

“Senior Interim Loan Commitment” shall mean, with respect to each Lender, such Lender’s Senior Interim Cash Pay Loan Commitment and Senior Interim Toggle Loan Commitment.

“Senior Interim Loans” shall mean the Senior Interim Cash Pay Loans and/or Senior Interim Toggle Loans, as the context requires.

“Senior Interim Toggle Loan” shall have the meaning provided in Section 2.1(a)(ii).

“Senior Interim Toggle Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Senior Interim Toggle Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Senior Interim Toggle Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Senior Interim Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Senior Interim Toggle Loan Commitments as of the Closing Date is $1,750,000,000.

“Senior Interim Toggle Loans Requested Amount” shall have the meaning provided in Section 2.3(a).

“Senior Notes” shall mean Senior Cash Pay Notes and/or Senior Toggle Notes, as the context requires.

“Senior Refinancing Indenture” shall mean the indenture substantially in the form attached as Exhibit C to be entered into in connection with the exchange of the Senior Term Loans, among TCEH, TCEH Finance, the Guarantors and a trustee, pursuant to which the Senior Notes shall be issued on or after the Interim Loan Conversion Date.

“Senior Refinancing Registration Rights Agreement” shall mean the registration rights agreement substantially in the form attached as Exhibit D to be entered into in connection with the exchange of the Senior Term Loans, among TCEH, TCEH Finance, the Guarantors and the Administrative Agent, relating to rights given by TCEH, TCEH Finance and the Guarantors to the holders of Senior Notes issued under the Senior Refinancing Indenture to register such notes under the Securities Act.

“Senior Secured Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Senior Secured Delayed Draw Term Loans” shall have the meaning provided in the recitals to this Agreement.

“Senior Secured Deposit L/C Loans” shall have the meaning provided in the recitals to this Agreement.

“Senior Secured Initial Term Loans” shall have the meaning provided in the recitals to this Agreement.

“Senior Secured Revolving Credit Loans” shall have the meaning provided in the recitals to this Agreement.

“Senior Term Loans” shall mean Senior Cash Pay Term Loans and/or Senior Toggle Term Loans, as the context requires.

“Senior Toggle Fixed Rate” shall mean 10.50% per annum.

“Senior Toggle Loans” shall mean Senior Interim Toggle Loans and/or Senior Toggle Term Loans, as the context requires.

“Senior Toggle Fixed Rate” shall mean 10.50% per annum.

“Senior Toggle Loans” shall mean Senior Interim Toggle Loans and/or Senior Toggle Term Loans, as the context requires.

“Senior Toggle Notes” shall mean senior toggle notes due 2016, to be issued in connection with the refinancing of the Senior Interim Toggle Loans or the exchange of the Senior Toggle Term Loans under the Senior Refinancing Indenture, in an aggregate principal amount of up to $1,750,000,000 (less the amount of any Senior Interim Toggle Loans and Senior Toggle Term Loans that remain outstanding after the issuance of the Senior Toggle Notes), together with interest (including any PIK Interest), fees and all other amounts payable in connection therewith.

“Senior Toggle Term Loans” shall have the meaning provided in Section 2.14(a)(ii).

“Shell Wind” shall mean a joint venture with Shell WindEnergy Inc. (or similar entity) in which TCEH and its Restricted Subsidiaries have up to a 50% ownership interest relating to the joint development of a 3,000 megawatt wind project in Texas and other renewable energy projects in Texas.

“Significant Subsidiary” shall mean any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of the Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” shall mean any business conducted or proposed to be conducted by TCEH and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsors” shall mean any of KKR, TPG, J.P. Morgan Ventures Corporation, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Goldman Sachs & Co., and LB I Group and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Management Agreement” shall mean the management agreement between certain of the management companies associated with the Sponsors and the Parent.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean,

(1) any Indebtedness of TCEH or TCEH Finance which is by its terms subordinated in right of payment to the Loans, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Loans.

“Subsidiary” shall mean, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of TCEH.

“Syndication Agent” shall mean Goldman Sachs Credit Partners L.P., together with its Affiliates, as syndication agent for the Lenders under this Agreement and the other Loan Documents.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Government Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“TCEH” shall have the meaning provided in the preamble to this Agreement.

“TCEH Finance” shall have the meaning provided in the preamble to this Agreement.

“TCEH Senior Secured Facilities” shall mean the TCEH Senior Secured Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 9.7).

“Term Loan Maturity Dates” shall have the meaning provided such term in the definition of “Maturity Date.”

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of TCEH then last ended and for which Section 9.1 Financials have been or were required to have been delivered.

“Total Assets” shall mean the total assets of TCEH and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of TCEH or such other Person as may be expressly stated.

“Total Credit Exposure” shall mean, at any date, the aggregate outstanding principal amount of all Loans at such date.

“Total Senior Interim Loan Commitment” shall mean the sum of Senior Interim Cash Pay Loan Commitments and Senior Interim Toggle Loan Commitments of all Lenders.

“TPG” shall mean TPG Capital, L.P.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement (including the entering into and funding hereunder), the TCEH Senior Secured Facilities, the Parent Senior Unsecured Interim Loan Agreement, the Oncor Electric Delivery Facility, the Receivables Facility entered into on the Closing Date, the Merger and the Equity Contribution, the Refinancing, the payment of fees and expenses in connection therewith and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Trustee” shall have the meaning provided in Section 2.14(b)(iv).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.

“Unit” shall mean an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.

“Unrestricted Cash” shall mean, as of any date, without duplication, (a) all cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 9.10 and Liens permitted by clause (23), subclauses (i) and (ii) of clause (26) and clause (33) of the definition of “Permitted Liens”, included in the cash and cash equivalents accounts listed on the consolidated balance sheet of TCEH and its Restricted Subsidiaries as of such date and (b) all unrestricted margin deposits related to commodity positions listed on the consolidated balance sheet of TCEH and the Restricted Subsidiaries

“Unrestricted Subsidiary” shall mean:

(1) any Subsidiary of TCEH (other than TCEH Finance) which at the time of determination is an Unrestricted Subsidiary (as designated by TCEH, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

TCEH may designate any Subsidiary of TCEH (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding TCEH Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, TCEH or any Subsidiary of TCEH (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by TCEH;

(2) such designation complies with Section 9.5 hereof; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of TCEH or any Restricted Subsidiary.

TCEH may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) TCEH would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 9.7(a) hereof; or

(2) the Fixed Charge Coverage Ratio for TCEH and its Restricted Subsidiaries would be greater than such ratio for TCEH and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by TCEH shall be notified by TCEH to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of TCEH or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S.” or “United States” shall mean the United States of America.

“US Holdings” shall mean Energy Future Competitive Holdings Company, a Texas corporation.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each shall mean “to but excluding”; and the word “through” shall mean “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) To the extent any provision of the Senior Refinancing Indenture is deemed to be incorporated and set forth in this Agreement, (i) any reference to the “Issuer” or the “Company” in the Senior Refinancing Indenture shall be deemed to be a reference to the Borrower, (ii) any reference to a “Holder” in the Senior Refinancing Indenture shall be deemed to be a reference to a Lender, (iii) any reference to the “Trustee” in the Senior Refinancing Indenture shall be deemed to be a reference to the Administrative Agent, (iv) any reference to the “Notes” in the Senior Refinancing Indenture shall be deemed to be a reference to the Loans and (v) any reference to “this Indenture” in the Senior Refinancing Indenture shall be deemed to be a reference to this Agreement and the other Loan Documents, in each case as the context may require.

1.3. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4. [Reserved].

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Applicable Laws shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other that as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 2. Amount and Terms of Credit.

2.1. Commitments.

(a) Subject to and upon the terms and conditions herein set forth,

(i) each Lender having a Senior Interim Cash Pay Loan Commitment severally, but not jointly, agrees to make a loan or loans (each a “Senior Interim Cash Pay Loan”) in a single draw on the Closing Date to the Borrower in Dollars, which Senior Interim Cash Pay Loans shall not exceed (A) for any such Lender the Senior Interim Cash Pay Loan Commitment of such Lender and (B) in the aggregate shall not exceed $5,000,000,000; and

(ii) each Lender having a Senior Interim Toggle Loan Commitment severally, but not jointly, agrees to make a loan or loans (each a “Senior Interim Toggle Loan”) in a single draw on the Closing Date to the Borrower in Dollars, which Senior Interim Toggle Loans shall not exceed (A) for any such Lender the Senior Interim Toggle Loan Commitment of such Lender and (B) in the aggregate shall not exceed $1,750,000,000.

Such Senior Interim Loans (i) shall be incurred and maintained (except as provided in Section 2.6 and Section 2.10) as LIBOR Loans, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Senior Interim Loan Commitment of such Lender and (iv) shall not exceed in the aggregate the Total Senior Interim Loan Commitment.

On the applicable interest payment dates with respect to Borrowings under Senior Toggle Loans closest to April 15, 2017, the Borrower shall repay in full in Dollars an amount of Senior Toggle Loans equal to the product of (x) $50,000,000 and (y) the percentage equal to the aggregate principal amount of outstanding Senior Toggle Loans divided by the aggregate principal amount of outstanding Senior Toggle Loans and Senior Toggle Notes on such date, as determined in good faith by the Borrower rounded to the nearest $1,000. Prepayments of Senior Toggle Loans made pursuant to the preceding sentence shall be made on a pro rata basis based on the aggregate principal amount of Senior Toggle Loans outstanding. On the Maturity Date, the Borrower shall repay all then unpaid Loans in full in Dollars.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2. Maximum Number of Borrowings. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 10 Borrowings of LIBOR Loans under this Agreement.

2.3. Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 9:00 a.m. (New York City time) at least (x) in the case of LIBOR Loans, one Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of the Senior Interim Loans and (y) in the case of ABR Loans, one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of the Senior Interim Loans. Such notice, which shall be in the form of Exhibit A (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Senior Interim Loans to be borrowed, $5,000,000,000 of which shall be allocated to the Senior Interim Cash Pay Loans (the “Senior Interim Cash Pay Loans Requested Amount”) (such Senior Interim Cash Pay Loans Requested Amount not to exceed the aggregate Senior Interim Cash Pay Loan Commitments of all Lenders) and $1,750,000,000 of which shall be allocated to the Senior Interim Toggle Loans (the “Senior Interim Toggle Loans Requested Amount”) (such Senior Interim Toggle Loans Requested Amount not to exceed the aggregate Senior Interim Toggle Loan Commitments of all Lenders), (ii) the date of the Borrowing and (iii) the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Senior Interim Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in the Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under the Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office, and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the

Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Term Loan Maturity Date, the then-outstanding Loans, in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Class and Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal (including any PIK Interest Amounts) or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by Applicable Laws, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option, subject to Section 2.10, on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of a Borrowing or Borrowings of one Type into a Borrowing or Borrowings of another Type (provided, that any conversion of a LIBOR Loan to an ABR Loan shall be effected solely on the last day of the then applicable Interest Period thereof) and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (ii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iii) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (A) three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing), in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date pursuant to clause (c), which shall be deemed to be effective on the Closing Date) or (B) one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) of this Section 2.6, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans as LIBOR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loans subject to a Hedging Obligation in respect of interest rates as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedging Obligation.

2.7. Pro Rata Borrowings. Each Borrowing of Senior Interim Cash Pay Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Senior Interim Cash Pay Loan Commitments. Each Borrowing of Senior Interim Toggle Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Senior Interim Toggle Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligation under any Loan Document.

2.8. Interest.

(a) The unpaid principal amount of each Senior Cash Pay Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in effect from time to time.

(i) The unpaid principal amount of each Senior Toggle Loan that is an ABR Loan shall bear interest (A) for any Interest Period from the date of the Borrowing thereof until but not including the fifth anniversary of the Closing Date (the “PIK Interest Termination Date”) at the Borrower’s election: (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Loans (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest (on a pro rata basis among the Lenders holding Senior Toggle Loans) and (B) for any Interest Period from the PIK Interest Termination Date until the Term Loan Maturity Date (whether by acceleration or otherwise) entirely as Cash Interest. Any Cash Interest shall accrue for each day during such Interest Period at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in effect from time to time. Any PIK Interest shall accrue for each day during such Interest Period at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in effect from time to time, plus the PIK Margin.

(b) The unpaid principal amount of each Senior Cash Pay Loan that is a LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate in effect from time to time.

(i) The unpaid principal amount of each Senior Toggle Loan that is a LIBOR Loan shall bear interest (A) for any Interest Period from the date of the Borrowing thereof until the PIK Interest Termination Date at the Borrower’s election: (1) entirely as Cash Interest, (2) entirely as PIK Interest or (3) 50% as Cash Interest and 50% as PIK Interest (on a pro rata basis among the Lenders holding Senior Toggle Loans) and (B) for any Interest Period from the PIK Interest Termination Date until the Term Loan Maturity Date (whether by acceleration or otherwise) entirely as Cash Interest. Any Cash Interest shall accrue for each day during such Interest Period at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate, in effect from time to time. Any PIK Interest shall accrue for each day during such Interest Period at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate in effect from time to time, plus the PIK Margin.

(c) Prior to the PIK Interest Termination Date, the Borrower may elect the form of interest payment with respect to Senior Toggle Loans for each Interest Period by delivering a notice (the “Interest Election Notice”) five Business Days prior to the commencement of the related Interest Period. Each Interest Election Notice shall include information to the following effect: (1) the relevant interest payment date; (2) whether interest shall be paid on such interest payment date entirely as Cash Interest, entirely as PIK Interest or 50% as Cash Interest and 50% as PIK Interest; and (3) if interest shall be paid as PIK Interest, the increase in the principal amount of the Senior Toggle Loans to be effective upon the relevant interest payment date as a result of such payment and the principal amount of the Senior Toggle Loans to be outstanding as of such interest payment date after giving effect to such payment. If the Borrower does not deliver an Interest Election Notice, the interest on the Senior Toggle Loans will be payable on the related interest payment date in the form elected pursuant to the Interest Election Notice for the immediately preceding Interest Period. Notwithstanding the foregoing, interest on the Senior Toggle Loans for the first Interest Period will be payable entirely as Cash Interest.

(d) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or other amounts due hereunder, to the extent permitted by Applicable Laws, the rate described in Section 2.8(a)(i) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(e) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the tenth Business Day following the end of each March, June, September and December (provided that the first such payment shall be on December 31, 2007), (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Sections 2.3(a) and 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Loan Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBOR Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to (A) Taxes indemnifable under Section 5.4, (B) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (C) Taxes included under clauses (c) and (d) of the definition of “Excluded Taxes”) because of (x) any change since the date hereof in any Applicable Laws (or in the interpretation or administration thereof and including the introduction of any new Applicable Laws), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Applicable Laws (or would conflict with any such Applicable Laws not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise, as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Laws.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Laws as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation. If (i) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11.15 or for any other reason, (ii) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14. Permanent Refinancing.

(a)On the Interim Loan Conversion Date:

(i) all outstanding Senior Interim Cash Pay Loans shall be automatically converted into term loans (each, a “Senior Cash Pay Term Loan”) having an aggregate principal amount equal to the unpaid principal amount of such Senior Interim Cash Pay Loans, in each case to the extent such Loans are not repaid in whole or in part in cash on or prior to such date; and

(ii) all outstanding Senior Interim Toggle Loans shall be automatically converted into term loans (each, a “Senior Toggle Term Loan”) having an aggregate principal amount equal to the unpaid principal amount of such Senior Interim Toggle Loans, in each case to the extent such Loans are not repaid in whole or in part in cash on or prior to such date.

(b) On the fifteenth (15th) day of each calendar month (each, an “Exchange Date”), or if such day is not a Business Day, the preceding Business Day, on or after the Interim Loan Conversion Date, at the option of the applicable Lender, (A) the Senior Cash Pay Term Loans may be exchanged in whole or in part for one or more Senior Cash Pay Notes issued pursuant to the Senior Refinancing Indenture having an aggregate principal amount equal to the unpaid principal amount of such Senior Cash Pay Term Loans and (B) the Senior Toggle Term Loans may be exchanged in whole or in part for one or more Senior Toggle Notes issued pursuant to the Senior Refinancing Indenture having an aggregate principal amount equal to the unpaid principal amount of such Senior Toggle Term Loans; provided, however, that the Borrower shall not be required to issue Senior Cash Pay Notes or Senior Toggle Notes, as the case may be, until the Borrower shall have received requests to issue at least $150,000,000 in aggregate principal amount of each of Senior Cash Pay Notes and Senior Toggle Notes and that the amount of Senior Term Loans exchanged for Senior Notes must be in excess of $1,000,000 in principal amount.

(i) Such Lender shall provide the Borrower prior irrevocable written notice of such election (each such notice, an “Exchange Notice”), substantially in the form of Exhibit E-1 or Exhibit E-2, as applicable, at least five Business Days prior to the date of exchange. The Exchange Notice shall specify the principal amount of Senior Term Loans to be exchanged (which shall be at least $1,000,000 and integral multiples in excess thereof for each Class of Loans or the entire remaining aggregate principal amount of Loans of such Lender) and, subject to the terms of the Senior Refinancing Indenture, the name of the proposed registered holder and the amount of each Senior Note requested. Senior Term Loans exchanged for Senior Notes pursuant to this Section 2.14 shall be deemed repaid and canceled, and the Senior Notes so issued shall be governed by and construed in accordance with the provisions of the Senior Refinancing Indenture. The Senior Notes shall be issued in the form set forth in the Senior Refinancing Indenture.

(ii) As more particularly provided in the Senior Refinancing Indenture, (A) Senior Cash Pay Notes issued pursuant to the Senior Refinancing Indenture shall bear interest at the rate applicable to Senior Cash Pay Term Loans (unless a Lender shall elect to have the interest rate fixed at the rate applicable to Senior Cash Pay Term Loans in effect on the date of such exchange if necessary to effect an actual bona fide sale of such Senior Cash Pay Notes on such date to a third party that is not an Affiliate of such Lender), (B) Senior Toggle Notes issued pursuant to the Senior Refinancing Indenture shall bear interest at the rate applicable to Senior Toggle Term Loans (unless a Lender shall elect to have the interest rate fixed at the rate applicable to Senior Toggle Term Loans in effect on the date of such exchange if necessary to effect an actual bona fide sale of such Senior Toggle Notes on such date to a third party that is not an Affiliate of such Lender), and (C) Senior Cash Pay Notes and the Senior Toggle Notes issued pursuant to the Senior Refinancing Indenture (I) shall mature on October 15, 2015 and October 15, 2016, respectively, and (II) shall be redeemable as set forth in the Senior Refinancing Indenture and the applicable form of Senior Notes attached thereto.

(iii) Not later than five Business Days after the Exchange Date following delivery of any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Senior Refinancing Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Senior Cash Pay Notes and/or Senior Toggle Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Senior Cash Pay Notes and/or Senior Toggle Notes to the requesting Lender.

(c) The Borrower agrees that as a condition to the effectiveness of the exchange of Senior Term Loans for Senior Notes:

(i) The Borrower shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee.

(ii) The Borrower shall have issued the Senior Notes pursuant to the Senior Refinancing Indenture substantially in the applicable form set forth therein, and the Borrower and each Guarantor shall have executed and delivered the Senior Refinancing Indenture.

(iii) The Borrower and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Senior Refinancing Indenture and, in the case of the Borrower, the issuance of the Senior Notes, together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(iv) The Borrower and each Guarantor shall have executed and delivered the Senior Refinancing Registration Rights Agreement.

(v) The Borrower and each Guarantor shall have provided to the Lenders copies of resolutions of its Board of Directors approving the execution and delivery of the Senior Refinancing Registration Rights Agreement, together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(vi) The Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Senior Refinancing Indenture and the Senior Refinancing Registration Rights Agreement).

(d) If the foregoing conditions set forth in Section 2.14(c) are not satisfied on the Interim Loan Conversion Date, then the Lenders shall retain all of their rights and remedies with respect to the Senior Term Loans pursuant to this Agreement until such conditions are satisfied and the Senior Term Loans are so exchanged for Senior Notes. The Borrower agrees to satisfy the conditions set forth in Section 2.14(c) no later than ten Business Days after receipt of the first Exchange Notice.

(e) Nothing in this Section 2.14 shall prevent or limit the ability of the Borrower from repaying or refinancing, the Loans in any other manner not otherwise prohibited by this Agreement.

(f) It is understood and agreed that the Senior Term Loans exchanged for Senior Notes constitute the same indebtedness as such Senior Notes and that no novation shall be effected by any such exchange.

SECTION 3. [Reserved].

SECTION 4. Mandatory Termination of Commitments.

4.1. [Reserved].

4.2. [Reserved].

4.3. Mandatory Termination of Commitments. The Senior Interim Loan Commitments shall terminate on the earlier of (i) 5:00 p.m. (New York City time) on July 10, 2008 and (ii) 5:00 p.m. (New York time) upon making of the Senior Interim Loans on the Closing Date.

SECTION 5. Payments.

5.1. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part, from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and, in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to or (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $5,000,000 and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be applied to the Loans on a pro rata basis based on the aggregate principal amount of Loans outstanding at such time. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b) At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after October 10, 2012 (each, an “Optional Interest Repayment Date”), the Borrower may pay in cash, without duplication, all accrued and unpaid interest, if any, and all accrued but unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) on each Senior Toggle Term Loan and/or Senior Toggle Note then outstanding up to the Optional Interest Repayment Amount, minus $50,000,000 (each such redemption, an “Optional Interest Repayment”). The “Optional Interest Repayment Amount” shall mean, as of each Optional Interest Repayment Date, the excess, if any, of (i) the aggregate amount of accrued and unpaid interest and all accrued but unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the applicable Senior Toggle Term Loan or Senior Toggle Note, over (ii) an amount equal to the product of (A) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the applicable Senior Toggle Term Loan or Senior Toggle Note multiplied by (B) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of such Senior Toggle Term Loan or Senior Toggle Note.

5.2. Mandatory Prepayments.

(a) Prepayments. (i) Prior to the Interim Loan Conversion Date on each occasion that a Debt Incurrence Prepayment Event occurs, the Borrower shall, (within three Business Days after its receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event, cause to be prepaid, in accordance with clause (c) below Loans with principal amount equal to 100% of the Net Cash Proceeds from such Debt Incurrence Prepayment Event; provided that the Borrower may, to the extent required by the Senior Secured Credit Agreement, apply such Net Cash Proceeds to prepay, repay or repurchase Indebtedness outstanding under the Senior Secured Credit Agreement within three Business Days after receipt thereof, prior to the application of such Net Cash Proceeds to prepay Loans.

(ii) At any time on or after the Interim Loan Conversion Date, the provisions of Section 5.2(a)(i) shall no longer be operative.

(b) [Reserved].

(c) Application of Amounts. Subject to Section 5.2(h), each prepayment of Senior Interim Loans required by Section 5.2(a)(i) the proceeds of which are derived from the sale of Senior Cash Pay Notes shall be applied on a pro rata basis to the aggregate principal amount of outstanding Senior Cash Pay Loans and the proceeds of which are derived from the sale of Senior Toggle Notes shall be applied on a pro rata basis to the aggregate principal amount of outstanding Senior Toggle Loans; provided, however, that if US Holdings is the issuer of the Indebtedness in respect of such Debt Incurrence Prepayment Event, the applicable of the Net Cash Proceeds shall be applied on a pro rata basis to the aggregate principal amount of outstanding Loans and the aggregate principal amount of outstanding Parent Senior Interim

Loans. Subject to Section 5.2(h), with respect to each such prepayment, the Borrower will, not later than the date specified in the applicable clause of Section 5.2(a)(i) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender.

(d) Application to Loans. With respect to each prepayment of Loans required by Section 5.2(a) (but subject to clause (c)) or required or permitted by Section 9.8(b) the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) [Reserved].

(f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 or pursuant to Section 9.8(b) in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) [Reserved].

(h) Notification of Mandatory Prepayment. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to Section 5.2(a), in each case at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the Class required to be prepaid in accordance with Section 5.2(c) of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder, and all other payments under each Loan Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by Applicable Laws to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor or the Administrative Agent, shall make such deductions or withholdings and (iii) the Borrower or such Guarantor or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Government Authority within the time allowed and in accordance with Applicable Laws. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless each Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Laws or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Laws as will permit such payments to be made without withholding or at a reduced rate of withholding. A Lender’s obligation under the prior sentence shall apply only if the Borrower or the Administrative Agent has made a request for such documentation. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U. S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN (together with a certificate substantially in the form of Exhibit J representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, any interest payment received by such Non-U.S. Lender under this Agreement or any other Loan Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U. S. Federal withholding tax on payments by the Borrower under this Agreement or (z) if a Non U.S. Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation or where a Non U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Borrower and the Administrative Agent.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Government Authority with respect to such refund) as the Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Government Authority. A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Loan Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each Lender and Agent with respect to any Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest.

(a)(i) Interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed and (ii) interest on ABR Loans and interest on overdue interest shall be calculated on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any Applicable Laws.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Laws.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Laws, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Laws, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Laws, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

6.1 Loan Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of US Holdings, TCEH, TCEH Finance, each Agent and each Lender; and

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor as of the Closing Date.

6.2. Guarantee. The Guarantee shall be in full force and effect.

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to US Holdings and the Borrower, substantially in the form of Exhibit F-1, (b) Vinson & Elkins LLP, special Texas counsel to US Holdings and the Borrower, substantially in the form of Exhibit F-2, (c) Hunton & Williams LLP, special Texas regulatory counsel to US Holdings and the Borrower, substantially in the form of Exhibit F-3 and (d) Covington & Burling LLP, special FERC and NRC regulatory counsel to US Holdings and the Borrower, substantially in the form of Exhibit F-4. US Holdings, the Borrower, the other Loan Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. Debt Repayments. Concurrently with the initial Borrowing hereunder, the Refinancing shall have been consummated.

6.5. Equity Investments. The Equity Contribution, which, to the extent constituting Stock or Stock Equivalents of the Parent other than common Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made, or substantially simultaneously with the initial Credit Event hereunder, shall be made.

6.6. Closing Certificates. The Administrative Agent shall have received a certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions, executed by an Authorized Officer of each Loan Party, and attaching the documents referred to in Section 6.7.

6.7. Authorization of Proceedings of Each Loan Party. The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors, other managers or general partner of each Loan Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of the Organizational Documents of each Loan Party as of the Closing Date.

6.8. Fees. The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Loan Parties for which invoices have been presented prior to the Closing Date shall have been paid.

6.9. Representations and Warranties. On the Closing Date, (a) there shall be no breach of any representation made by the Parent in the Acquisition Agreement that is (i) material to the interests of the Lenders and (ii) the breach of which would give Holdings and/or Merger Sub the right to terminate their respective obligations thereunder, and (b) the representations and warranties made by the Loan Parties in Section 8.1(a), Section 8.2, Section 8.5 and Section 8.7, as they relate to the Loan Parties at such time, shall be true and correct in all material respects.

6.10. Acquisition Agreement. The Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement which shall be in full force and effect.

6.11. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of TCEH to the effect that after giving effect to the consummation of the Transactions, TCEH on a consolidated basis with its Subsidiaries is Solvent.

6.12. Merger. Concurrently with the initial Credit Event hereunder, the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders (including, without limitation, the definition of, and representations, warranties and conditions relating to, the absence of any “Company Material Adverse Effect” therein) without the reasonable consent of the Joint Lead Arrangers and Bookrunners.

6.13. Pro Forma Financial Statements. The Administrative Agent shall have received the Pro Forma Financial Statements.

6.14. Patriot Act. The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about TCEH and TCEH Finance mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.15. Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Loan Party to each of the Lenders that all the applicable conditions specified in Section 6 have been satisfied as of that time.

SECTION 7. [Reserved].

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, each of US Holdings, TCEH and TCEH Finance makes (on the Closing Date) the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1. Corporate Status; Compliance with Laws. Each of US Holdings, the Borrower and each Material Subsidiary of TCEH that is a Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3. No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby and thereby will (a) contravene any applicable provision of any material Applicable Laws (including any material Environmental Laws), (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of US Holdings, TCEH or any Restricted Subsidiary (other than Liens created under the TCEH Senior Secured Facilities or Liens subject to the Intercreditor Agreement referred to in the TCEH Senior Secured Credit Agreement) pursuant to the terms of any material indenture (including the Existing Notes Indentures), loan agreement, lease agreement, mortgage, deed of trust or other material agreement or instrument to which US Holdings, TCEH or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organization Documents of US Holdings, the Borrower or any of the Restricted Subsidiaries.

8.4. Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of TCEH, threatened with respect to US Holdings, TCEH or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Loan Document does not require any consent or approval of, registration or filing with, or other action by, any Government Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iii) the PUCT filing reporting the Merger and actions regarding the commitments made to the PUCT and state legislature of the State of Texas relating to the Merger.

8.7. Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of US Holdings, TCEH, any of the Subsidiaries of TCEH or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and Bookrunner, and/or any Lender on or before the Closing Date (including all such information and data contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Agents and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9. Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the consolidated financial position of TCEH and its consolidated Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes. The unaudited pro forma consolidated balance sheet of US Holdings and its consolidated Subsidiaries as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of US Holdings and its consolidated Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the historical financial statements of US Holdings and have been prepared in good faith, based on assumptions believed by US Holdings to be reasonable as of the date of delivery thereof, and, subject to the qualifications and limitations contained in the notes attached thereto, present fairly in all material respects on a pro forma basis the estimated financial position of US Holdings and its consolidated Subsidiaries as at June 30, 2007 and their estimated results of operations for the period covered thereby. The financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has been no Material Adverse Effect since the Closing Date.

8.10. Tax Matters. Except where the failure of which could not be reasonably expected to have a Material Adverse Effect, (a) each of US Holdings, TCEH and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of US Holdings, TCEH and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable and (c) each of US Holdings, TCEH and the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.

8.11. Compliance with ERISA.

(a) Each Employee Benefit Plan is in compliance with ERISA, the Code and any Applicable Laws; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to TCEH or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of TCEH or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any

Plan, and no written notice of any such proceedings has been given to TCEH or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of TCEH or any ERISA Affiliate exists (or is reasonably likely to exist) nor has TCEH or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of the Parent, US Holdings, TCEH or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of TCEH.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Laws, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of US Holdings (and the direct and indirect ownership interest of US Holdings therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13. Intellectual Property. Each of US Holdings, TCEH and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 9.10), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws.

Except as could not reasonably be expected to have a Material Adverse Effect: (i) US Holdings, TCEH and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) US Holdings, TCEH and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (iii) except as set forth on Schedule 8.4 neither US Holdings, TCEH nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law including, any such Environmental Claim or, to the knowledge of TCEH, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (iv) neither US Holdings, TCEH nor any Restricted Subsidiary is conducting or financing or is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (v) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by US Holdings, TCEH or any Restricted Subsidiary; (vi) neither US Holdings, TCEH nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate and (vii) neither US Holdings, TCEH nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently, or to the knowledge of the Borrower, formerly owned or leased Real Estate or facility.

8.15. Properties. Except as set forth on Schedule 8.15, US Holdings, the Borrower and the Restricted Subsidiaries have good and indefeasible title to or valid leasehold or easement interests in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title, could not reasonably be expected to have a Material Adverse Effect.

8.16. Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, TCEH on a consolidated basis with its Subsidiaries will be Solvent.

SECTION 9. Covenants.

9.1. Reports and Other Information.

(a) Notwithstanding that US Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, US Holdings shall file with the SEC (and make available to the Administrative Agent and the Lenders (without exhibits), without cost to any Lender, within 15 days after US Holdings files them with the SEC) from and after the Closing Date,

(i) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(iv) any other information, documents and other reports which TCEH would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that TCEH shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event TCEH shall make available such information to the Administrative Agent and the Lenders, in each case within 15 days after the time TCEH would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) Notwithstanding the foregoing, the requirements of Section 9.1(a), shall be deemed satisfied (1) by the filing with the SEC of a registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in an offering memorandum relating to securities sold in reliance on Rule 144A of the Securities Act, to the extent filed within the times specified in Section 9.1(a), or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on TCEH’s website (or that of any of its parent companies) or providing such reports to the Administrative Agent within 15 days after the time TCEH would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act or the financial information that would be required to be included in such reports. Additionally, in the event that any direct or indirect parent company of TCEH becomes a Guarantor of the Loans (including US Holdings), TCEH may satisfy its obligations under this Section 9.1 with respect to financial information relating to TCEH by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to TCEH and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding anything herein to the contrary, US Holdings will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (c) of Section 11.1(I) until 60 days after the date any report hereunder is due.

9.2. Compliance Certificate.

(a) TCEH shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of TCEH and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Authorized Officer with a view to determining whether TCEH has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to such Authorized Officer signing such certificate, that to the best of his or her knowledge TCEH has kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action TCEH is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of TCEH or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, TCEH shall promptly (which shall be no more than five (5) Business Days) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Borrower proposes to take with respect thereto.

9.3. Taxes. TCEH shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

9.4. Stay, Extension and Usury Laws. The Borrower and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

9.5. Limitation on Restricted Payments.

(a) TCEH shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of TCEH’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by TCEH payable solely in Equity Interests (other than Disqualified Stock) of TCEH; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, TCEH or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of TCEH or any direct or indirect parent of TCEH, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 9.7(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment (which Restricted Payment shall be permitted to be made only after the Interim Loan Conversion Date):

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, TCEH could incur $1.00 of additional Indebtedness under the provisions of clause (ii) of Section 9.7(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TCEH and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(c), (9) and (14) of Section 9.5(b) hereof but excluding all other Restricted Payments permitted by Section 9.5(b) hereof), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of TCEH for the period (taken as one accounting period) beginning October 1, 2007, to the end of TCEH’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by TCEH, of marketable securities or other property received by TCEH since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(y)(i) of Section 9.7(b) hereof) from the issue or sale of:

(i)(A) Equity Interests of TCEH, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by TCEH, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of TCEH, any direct or indirect parent company of TCEH and TCEH’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 9.5(b) below; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the capital of TCEH, Equity Interests of TCEH’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 9.5(b) below); or

(ii) debt securities of TCEH that have been converted into or exchanged for such Equity Interests of TCEH;

provided, however, that this clause (b) shall not include the proceeds from (V) Refunding Capital Stock, (W) Equity Interests or debt securities of TCEH sold to a Restricted Subsidiary, as the case may be, (X) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (Y) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by TCEH, of marketable securities or other property contributed to the capital of TCEH following the Closing Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(y)(i) of Section 9.7(b) hereof, (ii) are contributed by a Restricted Subsidiary, or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by TCEH, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to TCEH or a Restricted Subsidiary) of Restricted Investments made by TCEH or its Restricted Subsidiaries after the Closing Date and repurchases and redemptions of such Restricted Investments from TCEH or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by TCEH or its Restricted Subsidiaries after the Closing Date; or

(ii) the sale (other than to TCEH or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by TCEH or a Restricted Subsidiary pursuant to clause (7) of Section 9.5(b) below or to the extent such Investment constituted a Permitted Investment or a distribution or dividend from an Unrestricted Subsidiary after the Closing Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by TCEH in good faith (or if such fair market value exceeds $200,000,000, in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by TCEH or a Restricted Subsidiary pursuant to clause (7) of Section 9.5(b) below or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 9.5(a) shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of TCEH or a Guarantor or any Equity Interests of any direct or indirect parent company of TCEH, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of TCEH or any direct or indirect parent company of TCEH to the extent contributed to the capital of TCEH (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 9.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of TCEH) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Guarantor (other than US Holdings) made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Guarantor, as the case may be, which is incurred in compliance with Section 9.7 hereof so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of TCEH or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of TCEH, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management of TCEH or any of its direct or indirect parent companies in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed (x) from the Closing Date through the Interim Loan Conversion Date, $50,000,000 and (y) thereafter, $25,000,000 (which amount in this clause (y) shall increase to $50,000,000 subsequent to the consummation of an underwritten public Equity Offering by TCEH or any direct or indirect parent entity of TCEH) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75,000,000 in any calendar year (which shall increase to $150,000,000 subsequent to the consummation of an underwritten public Equity Offering by TCEH or any direct or indirect parent corporation of TCEH)); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of TCEH and, to the extent contributed to TCEH, Equity Interests of any of TCEH’s direct or indirect parent companies, in each case to members of management, directors or consultants of TCEH, any of its

Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 9.5(a) above; plus

(b) the cash proceeds of key man life insurance policies received by TCEH or its Restricted Subsidiaries after the Closing Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to TCEH or any Restricted Subsidiary from members of management of TCEH, any of TCEH’s direct or indirect parent companies or any of TCEH’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of TCEH or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 9.5 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of TCEH or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 9.7 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(6) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by TCEH after the Closing Date;

(a) the declaration and payment of dividends to a direct or indirect parent company of TCEH, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of TCEH from the sale of such Designated Preferred Stock; or

(b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 9.5(b);

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, TCEH and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed (A) prior to the Interim Loan Conversion Date, $250,000,000 and (B) thereafter, 1.0% of Total Assets, in each case at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on TCEH’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following consummation of the first public offering of TCEH’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to TCEH in or from any such public offering, other than public offerings with respect to TCEH’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11)(A) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (A) not to exceed (x) prior to the Interim Loan Conversion Date, $200,000,000 and (y) thereafter, 2.0% of Total Assets, in each case at the time made; and (B) dividends to or, the making of loans to, the Parent in an aggregate amount not to exceed (x) prior to the Interim Loan Conversion Date, $500,000,000 and (y) thereafter, $1,000,000,000, to the extent the proceeds of such loans or dividends are invested in any of the Oncor Subsidiaries; provided that no more than (x) prior to the Interim Loan Conversion Date, $250,000,000 and (y) thereafter, $500,000,000, of payments under this clause (B) may be made other than by Intercompany Loans;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made as part of or in connection with the Transactions (including any payments made after the Closing Date in respect of TCEH’s and its Subsidiaries’ long-term incentive plan or in respect of tax gross-ups and other deferred compensation) and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of TCEH to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.9 hereof;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions similar to those described under Sections 9.8 and 9.12 hereof; provided that all Loans subject to prepayment under Section 9.8(c) or 9.12(a) hereof which have been accepted for repayment by the applicable Lender, have been repaid; and

(15) the declaration and payment of dividends or distribution by TCEH to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income taxes (including any amounts reimbursable to the Oncor Subsidiaries in respect of such taxes pursuant to a tax sharing agreement), to the extent such income taxes are attributable to the income of (i) the Parent and its Subsidiaries (other than Oncor Subsidiaries) in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries and (ii) the Oncor Subsidiaries, to the extent the Oncor Subsidiaries have not reimbursed the Parent or such direct or indirect parent of TCEH for such payments in amounts required to pay such taxes; provided that the amount of such payments in any fiscal year does not exceed the amount that the Parent and its Subsidiaries is required to pay in respect of foreign, federal, state and local income taxes for such fiscal year (including any amounts reimbursable to the Oncor Subsidiaries in respect of such taxes pursuant to a tax sharing agreement);

(c) customary salary, bonus and other benefits payable to officers and employees of the Parent or any direct or indirect parent company of the Parent that are paid in the ordinary course of business to the extent such salaries, bonuses and other benefits are attributable to (i) the ownership or operation of the Parent and its Restricted Subsidiaries or (ii) the ownership and operation of the Oncor Subsidiaries, to the extent the Oncor Subsidiaries have not reimbursed the Parent or such direct or indirect parent company of the Parent for such payments;

(d) general corporate operating and overhead costs and expenses of the Parent or any direct or indirect parent company of the Parent that are incurred in the ordinary course of business to the extent such costs and expenses are attributable to (i) the ownership or operation of the Parent and its Restricted Subsidiaries or (ii) the ownership and operation of the Oncor Subsidiaries, to the extent the Oncor Subsidiaries have not reimbursed the Parent or such direct or indirect parent company of the Parent for such payments; and

(e) fees and expenses other than to Affiliates of TCEH related to any unsuccessful equity or debt offering of such parent entity;

(16) after the Interim Loan Conversion Date, Restricted Payments that are made with Excess Proceeds remaining after the completion of any Asset Sale Offer in an amount not to exceed $200,000,000;

(17) the making of Intercompany Loans to the Parent so long as TCEH is a Subsidiary of the Parent (A) in amounts required for the Parent to pay, in each case without duplication, principal, premium and interest when due on (x) the Parent Senior Interim Facilities and any Indebtedness incurred to replace, refund or refinance such debt and (y) Indebtedness of the Parent and US Holdings in existence on the Closing Date, including the Existing Parent Notes, the Existing Parent Guarantee Notes and the Existing US Holdings Notes, and any Indebtedness incurred to replace, refund or refinance such debt and (B) in amounts required for the Parent and its Subsidiaries (other than TCEH and its Subsidiaries) that guarantee debt of the Parent to pay, without duplication, principal, premium and interest when due on any Indebtedness incurred after the Closing Date by the Parent or such Subsidiaries after the Closing Date; provided that the aggregate amount of Intercompany Loans to the Parent pursuant to this subclause (B) shall not exceed $600,000,000;

(18) any distributions of, or Investments in, accounts receivable for purposes of inclusion in any Receivables Facility for the benefit of TCEH or its Restricted Subsidiaries, in each case made in the ordinary course of business or consistent with past practices; or

(19) making of Intercompany Loans to the Parent in an amount sufficient to permit the Parent to make any Optional Interest Repayment (as defined in the Parent Senior Interim Facilities), permitted by the terms of the Parent Senior Interim Facilities or any similar payments on Indebtedness incurred to replace, refund or refinance such debt; provided that in connection with any such replacement, refunding or refinancing, the aggregate principal amount of such Indebtedness is not increased (except by an amount equal to accrued interest, fees and expenses payable in connection therewith);

provided, however, that at the time of, and after giving effect to, (A) any Restricted Payment permitted under clauses (7), (11) and (19) of this Section 9.5(b) no Default shall have occurred and be continuing or would occur as a consequence thereof and (B) any Restricted Payment permitted under clause (17) of this Section 9.5(b), no Default under clauses (a) or (b) of Section 11.1 shall have occurred and be continuing or would occur as a consequence thereof or any payment default or bankruptcy event of default under the Parent Senior Interim Facilities (or any Indebtedness incurred to replace, refund or refinance such debt) shall have occurred and be continuing.

(c) As of the Closing Date, all of TCEH’s Subsidiaries shall be Restricted Subsidiaries. TCEH shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by TCEH and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 9.5(a) hereof or under clause (7), (10) or (11) of Section 9.5(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

9.6. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) TCEH will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions to TCEH or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(2) pay any Indebtedness owed to TCEH or any of its Restricted Subsidiaries;

(3) make loans or advances to TCEH or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to TCEH or any of its Restricted Subsidiaries.

(b) The restrictions in Section 9.6(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the TCEH Senior Secured Facilities and the related documentation and the Existing Notes Indentures;

(2) this Agreement, the Loans, the Guarantees, the Senior Refinancing Indenture and the Senior Notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of Section 9.6(a) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by TCEH or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of TCEH pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be incurred pursuant to Section 9.7 hereof and Section 9.10 hereof;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 9.7 hereof;

(10) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(11) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 9.6(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this Section 9.6(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of TCEH, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(13) restrictions created in connection with any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries that, in the good faith determination of TCEH are necessary or advisable to effect the transactions contemplated under such Receivables Facility; and

(14) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale, hedging or similar agreement to which TCEH or any Restricted Subsidiary of TCEH is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely to the property or assets of TCEH or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and does not extend to any other asset or property of TCEH or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

9.7. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) TCEH shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and TCEH shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that after the Interim Loan Conversion Date, TCEH may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for TCEH and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $1,250,000,000 of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph and clauses (a)(12) and (a)(14) of this Section 9.7 at such time.

(b) The limitations of Section 9.7(a) hereof shall not apply to:

(1) the incurrence of Indebtedness under (x) Credit Facilities by TCEH or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of (i) prior to the Interim Loan Conversion Date, $25,200,000,000 outstanding at any one time and (ii) thereafter, $26,500,000,000 outstanding at any one time and (y) any Collateral Posting Facility;

(2) the incurrence by TCEH and any Guarantor of Indebtedness arising under (a) this Agreement (including any Guarantee) and (b) the Senior Notes (including any PIK Notes and any guarantee thereof) (other than any Additional Senior Notes or guarantees thereof);

(3) Indebtedness of TCEH and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) and (2) of this Section 9.7(b)), including the Existing Notes;

(4) Indebtedness consisting of Capitalized Lease Obligations and Purchase Money Obligations so long as such Indebtedness (except Environmental CapEx Debt) exists at the date of such purchase, lease or improvement or is created within 270 days thereafter; provided that prior to the Interim Loan Conversion Date, the amount of Indebtedness outstanding under this clause (4) shall not exceed $1,000,000,000;

(5) Indebtedness incurred by TCEH or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation or employee health claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation or employee health claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of TCEH or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of TCEH or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of TCEH to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor is expressly subordinated in right of payment to the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to TCEH or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to TCEH or another Restricted Subsidiary; provided that if the Borrower or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Loans of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to TCEH or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to TCEH or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause 9);

(10) Hedging Obligations; provided that (i) other than in the case of commodity Hedging Obligations, such Hedging Obligations are not entered into for speculative purposes (as determined by TCEH in its reasonable discretion acting in good faith) and (ii) in the case of speculative commodity Hedging Obligations, such Hedging Obligation are entered into in the ordinary course of business and are consistent with past practice;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by TCEH or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) prior to the Interim Loan Conversion Date, Indebtedness or Disqualified Stock of TCEH and Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which does not at any one time outstanding $500,000,000 and (b) thereafter, Indebtedness or Disqualified Stock of TCEH and Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary equal to (x) 100.0% of the net cash proceeds received by TCEH since immediately after the Closing Date from the issue or sale of Equity Interests of TCEH or cash contributed to the capital of TCEH (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to TCEH or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 9.5(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 9.5(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (y) an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(y)(ii), does not at any one time outstanding exceed $1,750,000,000 (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(y)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(y)(ii) but shall be deemed incurred for the purposes of Section 9.7(a) hereof from and after the first date on which TCEH or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 9.7(a) hereof without reliance on this clause (12); provided, however, that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant and clause (14), no more than (x) prior to the Interim Loan Conversion Date, $750,000,000 and (y) thereafter, $1,250,000,000 of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12) shall be incurred by Restricted Subsidiaries that are not Guarantors;

(13) the incurrence or issuance by TCEH or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance, any Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary incurred as permitted under Section 9.7(a) hereof and clauses (2), (3), (4) and

(12) of this Section 9.7(b) above, this clause (13) and clause (14) of this Section 9.7(b) or any Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Loans or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Loans or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of TCEH that is not TCEH Finance or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of TCEH or a Guarantor;

and, provided further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Obligations under Credit Facilities secured by Permitted Liens or the Loans; and provided further, that with respect to any pollution control revenue bonds or similar instruments, the maturity of any series thereof shall be deemed to be the date set forth in any instrument governing such Indebtedness for the remarketing of such Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) TCEH or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by TCEH or any Restricted Subsidiary or merged into TCEH or a Restricted Subsidiary in accordance with the terms of this Agreement, (i) prior to the Interim Loan Conversion Date, not to exceed $750,000,000 outstanding at any one time and (ii) thereafter, provided that after giving effect to such acquisition or merger, either

(a) TCEH would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 9.7(a) hereof; or

(b) such Fixed Charge Coverage Ratio of TCEH and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

provided, however that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to clause (a) of Section 9.7(a) and clause (12) of this Section 9.7(b), no more than (x) prior to the Interim Loan Conversion Date, $750,000,000 and (y) thereafter, $1,250,000,000 of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (14) shall be incurred by Restricted Subsidiaries that are not Guarantors;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of TCEH or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by TCEH or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of TCEH; provided that such guarantee is incurred in accordance with Section 9.13 hereof;

(18) Indebtedness of TCEH or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(19) Indebtedness consisting of Indebtedness issued by TCEH or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of TCEH or any direct or indirect parent company of TCEH to the extent described in clause (4) of Section 9.5(b) hereof; and

(20) Indebtedness of TCEH or any Restricted Subsidiary to the Parent or any of its Subsidiaries consistent with past practice in an aggregate amount not to exceed $25 million; provided, that at the time of incurring, and after giving effect to, such Indebtedness, no Default described in clauses (a) and (b) of Section 11.1 shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any such Indebtedness owing to an entity that is not a Guarantor is expressly subordinated in right of payment to the Loans.

(c) For purposes of determining compliance with this Section 9.7:

(x) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (b)(1) through (20) of this Section 9.7(b) or is entitled to be incurred pursuant to Section 9.7(a) hereof, TCEH, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses (b)(1) through (20) of this Section 9.7(b) or under Section 9.7(a) hereof; and

(y) at the time of incurrence, TCEH will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 9.7(a) and 9.7(b) hereof;

provided that all Indebtedness outstanding under the TCEH Senior Secured Facilities on the Closing Date shall be treated as incurred on the Closing Date under clause (1) of Section 9.7(b) hereof.

(d) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.7.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f) Notwithstanding anything to the contrary, (i) TCEH shall not, and shall not permit TCEH Finance Inc. or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of TECH, TCEH Finance or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of TECH, TCEH Finance or such Guarantor, as the case may be and (ii) (1) no unsecured Indebtedness shall be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Senior Indebtedness shall be treated as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

9.8. Asset Sales.

(a) TCEH shall not, and shall not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) TCEH or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by TCEH) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by TCEH or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on TCEH’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of TCEH or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans or that are owed to TCEH or an Affiliate of TCEH, that are assumed by the transferee of any such assets and for which TCEH and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(B) any securities received by TCEH or such Restricted Subsidiary from such transferee that are converted by TCEH or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-Cash Consideration received by TCEH or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed (x) prior to the Interim Loan Conversion Date, 1.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration and (y) thereafter, 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, in each case with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Asset Sale Proceeds, TCEH or such Restricted Subsidiary, at its option, may apply such Net Asset Sale Proceeds,

(1) to permanently reduce:

(A) Obligations under Senior Indebtedness which is Secured Indebtedness permitted by this Agreement, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under (i) this Agreement, or (ii) other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that to the extent the Borrower or such Guarantor reduces or makes an offer to prepay, as applicable, Obligations under Senior Indebtedness other than the Loans, including by making an offer in accordance with the procedures set forth in Section 4.10 of the Senior Refinancing Indenture (such provisions of which are incorporated herein for purposes of this Section 9.8), the Borrower shall equally and ratably reduce or make an offer to prepay, as applicable, the Loans at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of the Loans that would otherwise be prepaid;

(C) after the Interim Loan Conversion Date, Obligations under the Existing Notes which have a final maturity date (as in effect on the Closing Date) on or prior to October 15, 2016; provided that, at the time of, and after giving effect to, such repurchase, redemption or defeasance, the aggregate amount of Net Asset Sale Proceeds used to repurchase, redeem or defease Existing Notes pursuant to this subclause (C) following the Closing Date shall not exceed 3.5% of Total Assets at such time; or

(D) Indebtedness of a Restricted Subsidiary (other than TCEH Finance) that is not a Guarantor, other than Indebtedness owed to the Borrower or another Restricted Subsidiary (or any Affiliate thereof);

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in TCEH or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of clauses (a) through (c), that are used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in TCEH or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets, in each of clauses (a) through (c), that replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Asset Sale Proceeds from the date of such commitment so long as TCEH or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Asset Sale Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) (and reinvest within the later of 450 days from the date of receipt of Net Asset Sale Proceeds and 180 days of receipt of such commitment), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Asset Sale Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary enters into another Acceptable Commitment (a) “Second Commitment”) within the later of (a) 180 days of such cancellation or termination or (b) the initial 450-day period; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Asset Sale Proceeds are applied, then such Net Asset Sale Proceeds shall constitute Excess Proceeds.

Notwithstanding the preceding paragraph, in the event that regulatory approval is necessary for an asset or investment, or replacement, repair or restoration on any asset or investment, then TCEH or any Restricted Subsidiary shall have an additional 365 days to apply the Net Asset Sale Proceeds from such Asset Sale in accordance with the preceding paragraph.

(c) Any Net Asset Sale Proceeds from Asset Sales that are not invested or applied as provided and within the time period set forth in Section 9.8(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200,000,000, the Borrower shall make an offer to all Lenders or holders of the Senior Notes, as applicable, and, if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Loans or Senior Notes, as applicable, and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Borrower will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceed $200,000,000 by mailing the notice required pursuant to the terms of this Agreement or the Senior Refinancing Indenture, as applicable, with a copy to the Administrative Agent.

To the extent that the aggregate amount of Loans or Senior Notes, as applicable, and any other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, TCEH may, after the Interim Loan Conversion Date, use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement or the Senior Refinancing Indenture, as applicable. If the aggregate principal amount of Loans or Senior Notes, as applicable, or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans or Senior Notes, as applicable, and such other Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or Senior Notes, as applicable, or such Senior Indebtedness which have been accepted for repayment by the applicable Lender. Additionally, the Borrower may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such Asset Sale Offer shall be in an aggregate amount of not less than $25,000,000. Upon consummation of such Asset Sale Offer, any Net Asset Sale Proceeds not required to be used to purchase Loans or Senior Notes, as applicable, shall not be deemed Excess Proceeds and any remaining amounts may be used to make Restricted Payments to the extent permitted by clause (b)(16) of Section 9.5.

(d) Pending the final application of any Net Asset Sale Proceeds pursuant to this Section 9.8, the holder of such Net Asset Sale Proceeds may apply such Net Asset Sale Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Asset Sale Proceeds in any manner not prohibited by this Agreement.

9.9. Transactions with Affiliates.

(a) TCEH shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of TCEH (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25,000,000, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to TCEH or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by TCEH or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) TCEH delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50,000,000, a resolution adopted by the majority of the Board of Directors of TCEH approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 9.9(a).

(a) The provisions of Section 9.9(a) hereof shall not apply to the following:

(1) transactions between or among TCEH or any of its Restricted Subsidiaries or between or among TCEH and its Restricted Subsidiaries and the Parent and any of its Subsidiaries in the ordinary course of business;

(2) Restricted Payments permitted by Section 9.5 hereof and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous, in the good faith judgment of the Board of Directors of TCEH to the Lenders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Closing Date);

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of TCEH, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which TCEH or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to TCEH or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to TCEH or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by TCEH or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(7) the existence of, or the performance by TCEH or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by TCEH or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(8) the Transactions (including any payments made after the Closing Date in respect of TCEH’s and its Subsidiaries’ long-term incentive plan or in respect of tax gross-ups and other deferred compensation) and the payment of all fees and expenses related to the Transactions;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, including the Parent and its subsidiaries, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to TCEH and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of TCEH or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of TCEH to any Permitted Lender or to any director, officer, employee or consultant of TCEH;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries;

(12) payments by TCEH or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of TCEH in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of TCEH, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by TCEH in good faith;

(14) investments by the Sponsors in securities of TCEH or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15) payments by TCEH (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among TCEH (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of TCEH and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that TCEH, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were TCEH and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity.

9.10. Liens. TCEH shall not, and shall not permit TCEH Finance or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Borrower or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Loans and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Loans or the Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

except that the foregoing shall not apply to (a) Liens securing the Loans, the Senior Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit relating thereto, that are permitted by the terms of this Agreement to be incurred pursuant to clause (1) of Section 9.7(b) (provided, that prior to the Interim Loan Conversion Date, such Liens shall only secure Obligations in respect of Indebtedness not exceeding in the aggregate $25,200,000,000 outstanding at any one time) and (c) after the Interim Loan Conversion Date, Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under Section 9.7; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio would be no greater than 5.0 to 1.0. Any Lien which is granted to secure the Loans under this Section 9.10 shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Loans.

9.11. Corporate Existence. Subject to Sections 9.14 and 9.15, TCEH shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of TCEH or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of TCEH and its Restricted Subsidiaries; provided that TCEH shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if TCEH in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of TCEH and its Restricted Subsidiaries, taken as a whole.

9.12. Offer to Repurchase upon Change of Control.

(a) If a Change of Control occurs, unless otherwise prepaid in accordance with Section 5.2(a) or Section 9.8 hereof, the Borrower shall make an offer to prepay all of the Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Prepayment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of prepayment, subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent, to each Lender to the address of such Lender appearing in the Register with a copy to the Administrative Agent, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 9.12 and that such Lender has the right to require the Borrower to prepay such Lender’s Loans;

(2) the prepayment amount and the prepayment date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Prepayment Date”);

(3) that any Loans not properly accepted for prepayment pursuant to this Section 9.12 will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in the prepayment of the Change of Control Prepayment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Prepayment Date;

(5) that Lenders shall be entitled to withdraw their election to require the Borrower to prepay such Loans, provided that the Borrower receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(6) the other instructions, as determined by the Borrower, consistent with this Section 9.12, that a Lender must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Loans as to all other Lenders that properly received such notice without defect.

(b) On the Change of Control Prepayment Date, the Borrower shall, to the extent permitted by law,

(i) prepay all Loans, or portions thereof, accepted for prepayment in accordance with this Section 9.12, pursuant to the Change of Control Offer;

(ii) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Prepayment in respect of all Loans or portions thereof so accreted for prepayment; and

(iii) deliver, or cause to be delivered, to the Administrative Agent, an Officer’s Certificate to the Administrative Agent stating that such Loans or portions thereof have been prepaid by the Borrower.

(c) The Borrower shall not be required to make a Change of Control Offer following a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9.12 applicable to a Change of Control Offer made by the Borrower and repays all Loans accepted for prepayment pursuant to such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Other than as specifically provided in this Section 9.12, any prepayment pursuant to this Section 9.12 shall be made pursuant to the provisions of Sections 5.2, 5.5 and 5.6 hereof.

9.13. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. TCEH shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee capital markets debt securities of TCEH, TCEH Finance or any Guarantor), other than TCEH Finance, Inc., a Guarantor, a Foreign Subsidiary or a Receivables Subsidiary, to guarantee the payment of any Indebtedness of TCEH, TCEH Finance or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a Guarantee substantially in the form of Exhibit A hereto providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor:

(a) if the Loans or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Loans are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans or such Guarantor’s Guarantee; and

(2) such Restricted Subsidiary waives, and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against TCEH or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 9.13 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

9.14. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither TCEH nor US Holdings will consolidate or merge with or into or wind up into (whether or not TCEH or US Holdings, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) either TCEH or US Holdings, as the case may be, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than TCEH or US Holdings, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of TCEH or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Borrower”);

(2) the Successor Borrower, if other than TCEH or US Holdings, as the case may be, expressly assumes (i) all the obligations of TCEH or US Holdings, as the case may be, under this Agreement, the Loans, the Senior Refinancing Indenture and the Senior Notes, as applicable, pursuant to a supplemental agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent and (ii) the Senior Registration Rights Agreement;

(3) immediately after such transaction, no Default exists;

(4) in the case of TCEH, immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four quarter period,

(A) the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 9.7(a) hereof, or

(B) such Fixed Charge Coverage Ratio for the Successor Borrower and its Restricted Subsidiaries would be greater than such ratio for TCEH and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case Section 9.14(c)(1)(B) hereof shall apply, shall have by supplemental agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and the Loans; and

(6) TCEH shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreements, if any, comply with this Agreement and, if a supplemental agreement is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement.

(b) The Successor Borrower shall succeed to, and be substituted for TCEH or US Holdings , as the case may be, under this Agreement, the Guarantees, the Loans, the Senior Refinancing Indenture and the Senior Notes, as applicable. Notwithstanding clauses (3) and (4) of Section 9.14(a) hereof,

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to TCEH, and

(2) TCEH may merge with an Affiliate of TCEH solely for the purpose of reincorporating TCEH in a State of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of TCEH and its Restricted Subsidiaries is not increased thereby.

(c) Subject to certain limitations described in this Agreement governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor (other than US Holdings), no Guarantor shall, and TCEH shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not TCEH or the Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(A) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s related Guarantee pursuant to supplemental agreements or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) TCEH shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreements, if any, comply with this Agreement; or

(2) the transaction is made in compliance with Section 9.8 hereof.

(d) Subject to certain limitations described in this Agreement, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or TCEH, (ii) merge with an Affiliate of TCEH solely for the purpose of reincorporating such Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

(e) TCEH Finance may not consolidate or merge with or into or wind up into (whether or not TCEH Finance is the Successor Borrower), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of TECH Finance Inc.’s properties or assets, in one or more related transactions, to any Person unless:

(1)(a) concurrently therewith, a corporate Wholly-Owned Subsidiary of TCEH that is a Restricted Subsidiary organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof expressly assumes (i) all the obligations of TCEH Finance under this Agreement, the Senior Notes and the Senior Refinancing Indenture pursuant to a supplemental agreement, supplemental indenture or other documents or instruments in form reasonably satisfactory to the Administrative Agent and the Trustee and (ii) the Senior Registration Rights Agreement; or

(b) after giving effect thereto, at least one obligor on the Loans shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;

(2) immediately after such transaction, no Default exists; and

(3) TCEH Finance shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement, if any, comply with this Agreement and, if a supplemental agreement is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement.

(f) Notwithstanding anything to the contrary, the Transactions contemplated by the Agreement shall be permitted without compliance with this Section 9.14.

9.15. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with Section 9.14 hereof, the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest, if any, on the Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets that meets the requirements of Section 9.14 hereof.

9.16. Limitations on Business Activities of TCEH Finance. TCEH Finance will not hold assets, become liable for any obligations or engage in any business activities; provided that it may be a co-obligor with respect to the Loans or any other Indebtedness issued by TCEH, and may engage in any activities directly related thereto or necessary in connection therewith. TCEH Finance shall be a Wholly-Owned Subsidiary of TCEH at all times.

SECTION 10. [Reserved].

SECTION 11. Events of Default.

11.1. Event of Default. (I) Any of the following events referred to in any of Sections 11.1(a) through (i) shall constitute an “Event of Default”:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Loans;

(b) default for 30 days or more in the payment when due of interest on or with respect to the Loans;

(c)(1) failure by the Borrower or any Restricted Subsidiary for 60 days after receipt of written notice given by the Administrative Agent or (x) prior to the Interim Loan Conversion Date, the Required Lenders or (y) on or after the Interim Loan Conversion Date, holders of at least 30% in aggregate principal amount of the Required Debt, to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (a) and (b) above) contained in this Agreement or the Loans or (2) failure by the Borrower or any Guarantor in the due performance of its obligation to issue Senior Notes as contemplated in Section 2.14 and such default shall continue unremedied for a period of at least 30 days;

(d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by TCEH or any of its Restricted Subsidiaries, other than Indebtedness owed to TCEH or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Loans, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $250,000,000 or more at any one time outstanding;

(e) failure by the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $250,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), in a proceeding in which the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), or for all or substantially all of the property of the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Borrower or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) the Guarantee of US Holdings or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement.

(II) In the event of any Event of Default specified in clause (d) of Section 11.1(I) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Interim Loans) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Required Lenders, if within 20 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

11.2. [Reserved].

11.3. [Reserved].

11.4. [Reserved].

11.5. [Reserved].

11.6. [Reserved].

11.7. [Reserved].

11.8. [Reserved].

11.9. [Reserved].

11.10. [Reserved].

11.11. [Reserved].

11.12. [Reserved].

11.13. [Reserved].

11.14. [Reserved].

11.15. [Reserved].

11.16. Remedies upon Event of Default, Waivers of Past Defaults.

(a) If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 11.1(I) hereof) occurs and is continuing under this Agreement, (x) prior to the Interim Loan Conversion Date, the Administrative Agent may and, upon the written request of the Required Lenders, shall and (y) on or after the Interim Loan Conversion Date, the Administrative Agent may, and upon written request of Lenders holding at least 30% in aggregate principal amount of the total Loans and Senior Notes then outstanding shall declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 11.1(I) hereof, all outstanding Loans shall be due and payable immediately without further action or notice.

(b) The Required Lenders by notice to the Administrative Agent may on behalf of all Lenders waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Loans (held by a Non-Consenting Lender) and rescind any acceleration with respect to the Loans and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction; and that the Required Lenders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

11.17. Application of Proceeds. Any amount received by the Administrative Agent from any Loan Party following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.1(I)(f) or (g) shall be applied:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any collection or sale or otherwise in connection with any Loan Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(ii) second, to the Guaranteed Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Guaranteed Parties in proportion to the unpaid amounts thereof; and

(iii) third, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 12. The Agents.

12.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.9 and 12.11 with respect to TCEH) are solely for the benefit of the Agents and the Lenders, and none of US Holdings, TCEH nor TCEH Finance shall have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or in any other Loan Document, any fiduciary relationship with any Lender or any agency or trust obligations with respect to any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.

(b) [Reserved].

(c) Each of the Syndication Agent, the Joint Lead Arrangers and Bookrunners and the Co-Documentation Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3. Exculpatory Provisions.

(a) No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by US Holdings, TCEH, TCEH Finance, any other Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of US Holdings, TCEH, TCEH Finance or any other Guarantor to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate thereof.

(b) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of TCEH and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

12.4. Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to US Holdings and/or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans;

provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or Applicable Laws. For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, US Holdings or TCEH referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and others as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of US Holdings, TCEH, TCEH Finance, any other Guarantor or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Guaranteed Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of US Holdings, TCEH, TCEH Finance and each other Guarantor and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of US Holdings, TCEH, TCEH Finance, any other Guarantor and any other Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Parent, US Holdings, TCEH, TCEH Finance, any other Guarantor or any other Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) or be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PARTY), provided that no Lender shall be liable to such Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur or be imposed upon, incurred by or asserted against any Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of TCEH or TCEH Finance; provided that such reimbursement by the Lenders shall not affect TCEH’s and TCEH Finance’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any

Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction). The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Agents in their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with US Holdings, TCEH, TCEH Finance, any other Guarantor, and any other Loan Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agents. The Administrative Agent may resign at any time by notifying the Lenders and TCEH. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of TCEH (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify TCEH and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of a Default or Event of Default) the consent of TCEH (not to be unreasonably withheld) appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the transfer by the retiring (or retired) Agent to the successor Agent of all sums, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 12.9). The fees payable by TCEH and TCEH Finance (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between TCEH and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 12 (including 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10. Withholding Tax. To the extent required by any Applicable Laws, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by TCEH and/or TCEH Finance (solely to the extent required by this Agreement) and without limiting the obligation of TCEH and TCEH Finance to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Trust Indenture Act. In the event that Morgan Stanley Senior Funding, Inc. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Morgan Stanley Senior Funding, Inc., in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Morgan Stanley Senior Funding, Inc. or an Affiliate of Morgan Stanley Senior Funding, Inc.) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

12.12. Guarantee.

(a) Agent under Guarantee. Each Guaranteed Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Guaranteed Parties, to be the agent for and representative of the Guaranteed Parties with respect to the Guarantee. Subject to Section 13.1, without further written consent or authorization from any Guaranteed Party, the Administrative Agent may execute any documents or instruments necessary to, in connection with a sale or disposition of assets permitted by this Agreement, release any Guarantor from the Guarantee or elect any such release with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

(b) Right to Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, US Holdings, TCEH, TCEH Finance, the Agents and each Guaranteed Party hereby agree that no Guaranteed Party shall have any right individually to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Guaranteed Parties in accordance with the terms hereof and all powers, rights and remedies under the Guarantee may be exercised solely by the Administrative Agent on behalf of the Guaranteed Parties.

SECTION 13. Miscellaneous.

13.1. Amendments, Waivers and Releases. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Loan Party or Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences or (c) consent to amendments, supplements or modifications to the form of the Senior Refinancing Indenture prior to the Interim Loan Conversion Date; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest or principal at the “Default Rate” or amend Section 2.8(d)), or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.19, or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the term “Required Lenders,” consent to the assignment or transfer by US Holdings, TCEH or TCEH Finance of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.14) or alter the order of application set forth in the final paragraph of Section 11 or in Section 5.2(c), in each case without the written consent of each Lender directly affected thereby, or (iii) amend, modify, terminate or waive any provision of Section 12 without the written consent of the then-current Administrative Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly affects such Person, or (iv) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (v) amend, modify or waive any provision of Section 2.14, or (vi) amend or modify any provision of the Senior Refinancing Indenture that requires (or would, if any Senior Notes were outstanding thereunder require) the approval of all holders of Senior Notes thereunder, without the written consent of each Lender directly and adversely affected thereby, or (vii) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Loan Document without the prior written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon US Holdings, TCEH, TCEH Finance, the other applicable Loan Parties, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, US Holdings, TCEH, TCEH Finance, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(b) Notwithstanding the foregoing, without notice to or the consent of any Lenders and without any further action necessary by the parties hereto, effective as of the date set forth in clause (a) of the definition of “Maturity Date,” in the event of any inconsistency between the terms contained in Sections 8, 9 and 11 of this Agreement and the corresponding terms contained in the Senior Refinancing Indenture, such provisions of this Agreement shall be replaced with corresponding provisions of the Senior Refinancing Indenture, and, to the extent necessary to give effect to the foregoing, each defined term used in the sections of the Senior Refinancing Indenture shall have the meaning set forth in the Senior Refinancing Indenture, subject to the terms of Section 1.2(h), as applicable. The applicable provisions of the Indenture as described in Exhibit C shall be deemed incorporated and set forth in this Agreement to the extent necessary to give effect to the foregoing. In furtherance of the foregoing, the Administrative Agent will (and the Lenders hereby authorize and direct the Administrative Agent to), at the request of TCEH, enter into such technical amendments and other modifications to this Agreement as are reasonably necessary to effect the foregoing.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders), except as expressly provided for by this Agreement.

(d) The Lenders hereby irrevocably agree that a Guarantor shall be released from its Guarantee and no further action by such Guarantor, TCEH, TCEH Finance or the Administrative Agent is required for the release of such Guarantor’s Guarantee, upon: (1)(A) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer, after which the applicable Guarantor is no longer a Restricted Subsidiary) or a sale of all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of this Agreement; (B) the release or discharge of the guarantee by such Guarantor of the Senior Secured Credit Agreement or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee; (C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with Section 9.5 hereof and the definition of “Unrestricted Subsidiary” hereunder; or (D) any Loan Party’s obligations under this Agreement being discharged or released in accordance with the terms of this Agreement; and (2) such Guarantor delivering to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

(e) The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor pursuant to the foregoing provisions of clause (c), all without the further consent or joinder of any Lender

13.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to US Holdings, TCEH, TCEH Finance or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to US Holdings, TCEH and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation, and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of Shearman & Sterling LLP, Haynes and Boone, LLP and one counsel in each relevant local jurisdiction, (b) to pay or reimburse each Agent for all their respective reasonable out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and the other Agents (and in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs TCEH of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) retains its own counsel, of another firm of counsel for such affected Person) (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, directors, officers, partners, employees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one firm of primary counsel and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case, to such indemnified Persons (and in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs TCEH of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person), related to the Transactions or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustees or advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of US Holdings, TCEH, any of TCEH’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PARTY), provided that neither of TCEH nor TCEH Finance shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties (other than trustees and advisors), (B) a breach of the obligations of such Indemnified Party or any of its Related Parties (other than trustees and advisors) under the Loan Documents or (C) disputes not involving an act or omission of US Holdings, TCEH, TCEH Finance or any other Loan Party or any of their respective Affiliates and that is brought by an Indemnified Party against any other Indemnified Party. All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by TCEH or TCEH Finance of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

No Loan Party nor any Indemnified Party shall have any liability for any special punitive, indirect or consequential damages resulting from this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the Indemnified Parties, to the extent any Indemnified Party is found liable for special, punitive, indirect or consequential damages to a third party). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction).

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 9.14, none of US Holdings, TCEH and TCEH Finance, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any of US Holdings, TCEH or TCEH Finance without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) and, to the extent expressly contemplated by Section 13.21, the Oncor Subsidiaries) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed) of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) provided that no consent of the Administrative Agent shall be required for any assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(i) Assignments shall be subject to the following additional conditions:

(A) except (1) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, (2) an assignment to a Federal Reserve Bank or (3) in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of TCEH and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of TCEH shall be required if an Event of Default under clause (a), (b), (f) or (g) of Section 11.1(I) has occurred and is continuing with respect to US Holdings, or TCEH or TCEH Finance; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”); and

(E) prior to the Interim Loan Conversion Date, no Committed Lender shall assign to another Lender (other than an Affiliate of such Lender or an Approved Fund) any Loans without TCEH’s prior consent (it being understood that, without limitation, TCEH shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with Applicable Laws, TCEH would be required to obtain the consent of, or make any filing or registration with, any Government Authority) if, after giving effect to such assignment, the Committed Lenders (together with their respective Affiliates) would hold, in the aggregate, less than 51% (on a pro rata basis) of the aggregate principal amount of outstanding Loans (it being understood that, as provided in clause (b)(ii)(A)(3) of this Section 13.6, the Borrower’s consent shall not otherwise be required in connection with the initial syndication of the Commitments and the Loans).

(ii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iii) The Administrative Agent, acting for this purpose as an agent of TCEH and TCEH Finance, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and US Holdings, TCEH, TCEH Finance, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by US Holdings, TCEH, TCEH Finance and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)(i) Any Lender may, without the consent of US Holdings, TCEH, TCEH Finance or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) US Holdings, TCEH, TCEH Finance, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clause (i), or (vii) of the proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, each of US Holdings, TCEH and TCEH Finance agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with TCEH’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting for this purpose as an agent of TCEH and TCEH Finance, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans (or other rights or obligations held by it) (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent and US Holdings, TCEH and TCEH Finance at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of US Holdings, TCEH and TCEH Finance or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, each of TCEH and TCEH Finance hereby agrees that, upon request of any Lender at any time and from time to time after the Closing Date, each of TCEH and TCEH Finance shall provide to such Lender, at its own expense, a promissory note, substantially in the form of Exhibit I-1 or I-2, as the case may be evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, each of TCEH and TCEH Finance authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transaction to be entered into in connection with or relating to Loans made hereunder any and all financial information in such Lender’s possession concerning TCEH and its Affiliates that has been delivered to such Lender by or on behalf of TCEH and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of TCEH and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and such Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and TCEH, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, US Holdings, TCEH, TCEH Finance and the Administrative Agent, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by TCEH and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11 and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11 and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

13.7. Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (A) such replacement does not conflict with any Applicable Laws, (B) no Event of Default under clause (a), (b), (f) or (g) of Section 11.1(I) shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par,) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders or all Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent: provided that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, each of TCEH, TCEH Finance, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8. Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) or (g) of Section 11.1(I), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Laws, each Lender shall have the right, without prior notice to US Holdings, TCEH or TCEH Finance, any such notice being expressly waived by US Holdings, TCEH and TCEH Finance to the extent permitted by Applicable Laws, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify TCEH and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with TCEH and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE AGREEMENT OF THE PARENT, US HOLDINGS, TCEH, TCEH FINANCE, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE PARENT, US HOLDINGS, TCEH, TCEH FINANCE, THE ADMINISTRATIVE AGENT OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN, IN THE OTHER LOAN DOCUMENTS, IN THE FEE LETTER OR THE ENGAGEMENT LETTER, (2) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARENT AND THE PARTIES; PROVIDED, THAT THE FEE LETTER, THE ENGAGEMENT LETTER AND THE SYNDICATION PROVISIONS AND THE BORROWER’S AND THE PARENT’S CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT. IT IS SPECIFICALLY AGREED THAT PROVISION OF THE CREDIT FACILITIES HEREUNDER BY THE LENDER SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN EXHIBIT C OF THE COMMITMENT LETTER.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Laws, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws.

13.14. Acknowledgments. Each of US Holdings, TCEH and TCEH Finance hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)(i) the Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between US Holdings, TCEH, TCEH Finance and the other Loan Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and US Holdings, TCEH, TCEH Finance and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of US Holdings, TCEH, TCEH Finance, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of US Holdings, TCEH, TCEH Finance or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising US Holdings, TCEH, TCEH Finance, the other Loan Parties or their respective Affiliates on other matters) and neither the Administrative Agent or any other Agent has any obligation to US Holdings, TCEH, TCEH Finance, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of US Holdings, TCEH, TCEH Finance and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of US Holdings, TCEH and TCEH Finance has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of US Holdings, TCEH and TCEH Finance agrees not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to US Holdings, TCEH, TCEH Finance or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among US Holdings, TCEH and TCEH Finance, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. US HOLDINGS, TCEH, TCEH FINANCE, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of US Holdings, TCEH, TCEH Finance or any other Subsidiary of TCEH in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Laws or (a) to such Lender’s or the Administrative Agent’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Loan Parties, the Loans and the Loan Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by Applicable Laws or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify TCEH of any request made to such Lender, the Administrative Agent or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of such Lender by such governmental, regulatory or self-regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by US Holdings, TCEH or any Subsidiary of TCEH. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transaction to be entered into in connection with, or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17. Direct Website Communications.

(a) Each of US Holdings, TCEH and TCEH Finance may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at the e-mail address as set forth on Schedule 13.2; provided that: (i) upon written request by the Administrative Agent, US Holdings, TCEH and TCEH Finance shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) US Holdings, TCEH and TCEH Finance shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of US Holdings, TCEH, TCEH Finance, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) Each of US Holdings, TCEH and TCEH Finance further agree that the Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Lenders or any bona fide or potential transferee and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to US Holdings, TCEH, TCEH Finance, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of US Holdings’, TCEH’s, TCEH Finance’s or any Agent’s transmission of communications by electronic Communication (including e-mail and internet or intranet websites, including the

Platform), except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Loan Documents as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) Each of US Holdings, TCEH, TCEH Finance and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to US Holdings, the Subsidiaries of TCEH or their respective securities) and, if documents or notices required to be delivered pursuant to the Loan Documents or otherwise are being distributed through the Platform, any document or notice that US Holdings, TCEH or TCEH Finance has indicated contains only publicly available information with respect to US Holdings, TCEH and the Subsidiaries of TCEH and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If US Holdings, TCEH, TCEH Finance has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to US Holdings, TCEH, the Subsidiaries of TCEH and their securities. Notwithstanding the foregoing, US Holdings, TCEH and TCEH Finance shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18. USA PATRIOT Act. Each Lender hereby notifies TCEH that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

13.19. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20. Separateness. (b) The Guaranteed Parties hereby acknowledge (i) the legal separateness of US Holdings, TCEH and the Subsidiaries of TCEH from the Oncor Subsidiaries, (ii) that the lenders under the Oncor Electric Delivery Facility and the noteholders under the Existing Oncor Notes and under the transition bonds have likely advanced funds thereunder in reliance upon the separateness of the Oncor Subsidiaries from US Holdings, TCEH and the Subsidiaries of TCEH, (iii) that the Oncor Subsidiaries have assets and liabilities that are separate from those of US Holdings, TCEH and the Subsidiaries of TCEH, (iv) that the Obligations are obligations and liabilities of the Borrower and the other Loan Parties only, and are not the obligations or liabilities of any of the Oncor Subsidiaries, (v) that the Guaranteed Parties shall look solely to TCEH and the Guarantors and such Person’s assets, and not to any assets, or to the pledge of any assets, owned by any of the Oncor Subsidiaries, for the repayment of any amounts payable pursuant to this Agreement and for the satisfaction of any other Obligations and (vi) that none of the Oncor Subsidiaries shall be personally liable to the Guaranteed Parties for any amounts payable, or any other Obligation, under the Loan Documents.

(b) The Guaranteed Parties hereby acknowledge and agree that the Guaranteed Parties shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against any of the Oncor Subsidiaries, or against any of the Oncor Subsidiaries’ assets. The Guaranteed Parties further acknowledge and agree that each of the Oncor Subsidiaries is a third party beneficiary of the foregoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:	/s/ Anthony R. Horton
	Name:	Anthony R. Horton
	Title:	Authorized Signatory

[Signature Page to TCEH Senior Unsecured Interim Loan Agreement]

TCEH FINANCE, INC.

By:	/s/ Jonathan Smidt
	Name:	Jonathan Smidt
	Title:	President and Treasurer

[Signature Page to TCEH Senior Unsecured Interim Loan Agreement]

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

By:	/s/ Anthony R. Horton
	Name:	Anthony R. Horton
	Title:	Authorized Signatory

[Signature Page to TCEH Senior Unsecured Interim Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Henry F. D’Alessandro
	Name:	Henry F. D’Alessandro
	Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Henry F. D’Alessandro
	Name:	Henry F. D’Alessandro
	Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger and Bookrunner

By:	/s/ Henry F. D’Alessandro
	Name:	Henry F. D’Alessandro
	Title:	Vice President

TCEH Interim Loan Agreement

Signature Pages

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent

By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger and Bookrunner

By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

TCEH Interim Loan Agreement

Signature Pages

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Bookrunner

By:	/s/ Aaron Dannenberg
Name: Aaron Dannenberg
Title: Director

TCEH Interim Loan Agreement

Signature Pages

CITIBANK, N.A., as Co-Documentation Agent

By:	/s/ Aaron Dannenberg
Name: Aaron Dannenberg
Title: Vice - President

CITIBANK, N.A., as a Lender

By:	/s/ Aaron Dannenberg
Name: Aaron Dannenberg
Title: Vice - President

TCEH Interim Loan Agreement

Signature Pages

CREDIT SUISSE SECURITIES (USA) LLC, as a Lender

By:	/s/ Neha Patel
Name: Neha Patel
Title: Vice President

TCEH Interim Loan Agreement

Signature Pages

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger, Bookrunner and Co-Documentation Agent

By:	/s/ Neha Patel
Name:	Neha Patel
Title:	Vice President

CREDIT SUISSE CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ James Moran
Name:	James Moran
Title:	Managing Director

By:	/s/ SoVonna Day-Goins
Name:	SoVonna Day-Goins
Title:	Managing Director

TCEH Interim Loan Agreement

Signature Pages

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Bookrunner

By:	/s/
Name:
Title:

TCEH Interim Loan Agreement

Signature Pages

J.P. MORGAN CHASE BANK, N.A., as Co-Documentation Agent

By:	/s/ Robert W. Traband
Name: Robert W. Traband
Title: Executive Director

J.P. MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert W. Traband
Name:	Robert W. Traband
Title:	Executive Director

TCEH Interim Loan Agreement

Signature Pages

LEHMAN BROTHERS INC., as Joint Lead Arranger and Bookrunner

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

TCEH Interim Loan Agreement

Signature Pages

LEHMAN COMMERCIAL PAPER INC., as Co-Documentation Agent

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

TCEH Interim Loan Agreement

Signature Pages

LEHMAN LOAN FUNDING, LLC, as a Lender

By:	/s/ Laurie Perper
Name:	Laurie Perper
Title:	Senior Vice President

TCEH Interim Loan Agreement

Signature Pages